Exhibit 10.4

AMENDED AND RESTATED CREDIT AGREEMENT

Among

FENWICK AUTOMOTIVE PRODUCTS LIMITED ("Fenwick") and INTROCAN INC.
("Introcan")
as Co-Borrowers

- and -

MANUFACTURERS AND TRADERS TRUST COMPANY
as Lead Arranger

- and -

M&T BANK

- and -

SUCH OTHER LENDERS FROM TIME TO TIME
AS MAY BECOME PARTY TO THIS AGREEMENT,
as Lenders

- and -

M&T Bank
as Administrative Agent

May 6, 2011

TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION		1

1.01	Definitions	1
1.02	Accounting Principles	19
1.03	Currency References	19
1.04	References to Statutes	19
1.05	Terms Generally	19
1.06	Exhibits and Schedules	20
1.07	Amended and Restated Agreement	21

ARTICLE 2 FACILITY		21

2.01	Establishment of the Revolving Facility	21
2.02	Purpose	21
2.03	Revolving Nature	21
2.04	Repayment	21
2.05	Availment Options	21
2.06	Interest and Fees	22
2.07	Revolving Facility Margin Limit	23
2.08	Letters of Credit under the Revolving Facility	24
2.09	Swingline	26
2.10	Collection Days	26

ARTICLE 2A – TERM LOAN		26

2.01A	Establishment of the Term Loan	26
2.02A	Purpose of the Term Loan	27
2.03A	Repayment of Term Loan	27
2.04A	Availment Option for Term Loan	27
2.05A	Interest and Fees for the Term Loan	27
2.06A	No Re-Borrowing	28

ARTICLE 3 - GENERAL CONDITIONS		28

3.01	Interest	28
3.02	Notice Periods	29
3.03	Minimum Amounts, Multiples and Procedures re Drawdowns, Conversions and Repayments	29
3.04	Place of Advances and Repayments	30
3.05	Notes	30
3.06	Determination of Equivalent Amounts	30
3.07	Special Provisions Regarding LIBOR Loans	30
3.08	Breakage Costs	31
3.09	Illegality	31
3.10	Yield Protection	31
3.11	Taxes	32
3.12	Mitigation Obligations: Replacement of Lenders	34
3.13	Illegality	35
3.14	Inability to Determine Rates Etc	35
3.15	Special Provisions Regarding Defaulting Lenders	35

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES		36

4.01	Representations and Warranties	36
4.02	Survival of Representations and Warranties	42

ARTICLE 5 - COVENANTS		42

5.01	Positive Covenants	42
5.02	Negative Covenants	45
5.03	Financial Covenants	48
5.04	Reporting Requirements	49

ARTICLE 6 - SECURITY		50

6.01	Form of Security	50
6.02	Landlord Agreements	50
6.03	Block Account and Locked Box	51
6.04	General Provisions re Security and Registration	51
6.05	Opinions re Security	51
6.06	After-Acquired Property, Further Assurances	51
6.07	Insurance Proceeds	51
6.08	Release of Security	52

ARTICLE 7 - CONDITIONS PRECEDENT		52

7.01	Conditions Precedent to First Advance	52
7.02	Conditions Precedent to all Advances	54

ARTICLE 8 - DEFAULT AND REMEDIES		54

8.01	Events of Default	54
8.02	Acceleration; Additional Interest	56
8.03	Appropriation of Monies	56
8.04	No Further Advances	57
8.05	Judgment Currency	57
8.06	Remedies Cumulative	57
8.07	Performance of Covenants by Agent	57
8.08	Consultant	58
8.09	Right of Setoff	58
8.10	Sharing of Payments by Lenders	58
8.11	Special Agent Advances	59

ARTICLE 9 - THE AGENT AND THE LENDERS		59

9.01	Appointment and Authority	59
9.02	Rights as a Lender	60
9.03	Exculpatory Provisions	60
9.04	Decision-Making	61
9.05	Reliance by Agent	61
9.06	Indemnification of Agent	62
9.07	Delegation of Duties	62
9.08	Replacement of Agent	62
9.09	Non-Reliance on Agent and Other Lenders	63
9.10	Collective Action of the Lenders	63
9.11	No Other Duties, etc.	63
9.12	Security	63
9.13	Application of Proceeds of Realization	64
9.14	Administrative Agent’s Clawback	64
9.15	Lenders’ Obligations Several; No Partnership	64
9.16	Sharing of Information	65
9.17	Acknowledgement by Borrower	65
9.18	Amendments to Article 9	65
9.19	Deliveries, etc.	65
9.20	Agency Fee	65
9.21	Acknowledgment re: Loan Documents	65

ARTICLE 10 - COSTS AND EXPENSES		66

- ii -

10.01	Costs and Expenses	66
10.02	Indemnification by the Borrower	66
10.03	Reimbursement by Lenders	67
10.04	Waiver of Consequential Damages, Etc.	67
10.05	Payments	67

ARTICLE 11 - GENERAL		67

11.01	Waiver	67
11.02	Governing Law: Jurisdiction: Etc.	67
11.03	WAIVER OF JURY TRIAL	68
11.04	Counterparts: Integration: Effectiveness: Electronic Execution	68
11.05	Treatment of Certain Information: Confidentiality	69
11.06	Expenses of Agent and Lenders	69
11.07	General Indemnity	70
11.08	Environmental Indemnity	70
11.09	Survival of Certain Obligations despite Termination of Agreement	71
11.10	Interest on Unpaid Costs and Expenses	71
11.11	Notice	71
11.12	Severability	73
11.13	Further Assurances	73
11.14	Time of the Essence	73
11.15	Tombstone Marketing	73
11.16	Entire Agreement; Waivers and Amendments to be in Writing	73
11.17	Inconsistencies with Security	74
11.18	Execution by Fax, Pdf and Counterparts	74
11.19	Binding Effect	74
11.20	Fondé de Pouvoir	74
11.21	Successors and Assigns	74

- iii -

CREDIT AGREEMENT

This amended and restated credit agreement dated as of May 6, 2011 is made among:

FENWICK AUTOMOTIVE PRODUCTS LIMITED and INTROCAN INC. as Borrower

- and -

MANUFACTURERS AND TRADERS TRUST COMPANY, as Lead Arranger

- and -

M&T BANK

- and -

SUCH OTHER LENDERS FROM TIME TO TIME AS MAY BECOME PARTY TO THIS AGREEMENT,
as Lenders

- and -

M&T BANK
as Administrative Agent

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.01	Definitions

In this Agreement, the words and phrases set out in the CBA Model Provisions (as hereinafter defined) shall have the respective meanings set forth therein. In addition, the following words and phrases shall have the respective meanings set forth below:

"Acceleration Date" means the earlier of: (i) the occurrence of an Insolvency Event; and (ii) the delivery by the Agent to the Borrower of a written notice that the Obligations are immediately due and payable, following the occurrence and during the continuation of an Event of Default other than an Insolvency Event;

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Agent;

"Acquisitions" shall mean, with respect to any Person, any purchase or other acquisition, regardless of how accomplished or effected (including any such purchase or other acquisition effected by way of amalgamation, merger, arrangement, business combination or other form of corporate reorganization or by way of purchase, lease or other acquisition arrangements), of (a) any other Person (including any purchase or acquisition of such number of the issued and outstanding securities of, or such portion of an Equity Interest in, such other Person that such other Person becomes a Subsidiary of the purchaser or of any of its Affiliates) or of all or substantially all of the assets of any other Person, or (b) any division, business, operation or undertaking of any other Person or of all or substantially all of the Collateral of any division, business, operation or undertaking of any other Person;

"Advance" means an extension of credit by one or more of the Lenders to the Borrower pursuant to this Agreement under either the Revolving Facility or the Term Loan, including for greater certainty an extension of credit in the form of a Loan or a Letter of Credit;

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified;

"Agent" means M&T Bank in its capacity as the administrative agent hereunder, and its successors and assigns in such capacity;

"Agreement" means this credit agreement (including the exhibits and schedules) as it may be amended, replaced or restated from time to time;

"Annual Business Plan" means a business plan in respect of the Borrower and the Subsidiaries for a Fiscal Year in form and substance satisfactory to the Agent and the Lenders including projections on a quarterly basis in respect of revenue, expenses, cashflow, balance sheet items and a detailed Capital Expenditure budget, and including all assumptions made in the formulation thereof;

"Applicable Law" means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgement, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of such Person, in each case whether or not having the force of law;

"Applicable Margin" means, in respect of any Availment Option the percentage in the column relating to such Availment Option in the following table:

Base Rate Margin	LIBO Rate and Letter of Credit Margin	Canadian Prime
4.50%	5.50%	4.50%

"Applicable Percentage" means with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be the percentage of the total outstanding Loans and participations in respect of Letters of Credit represented by such Lender’s outstanding Loans and participations in respect of Letters of Credit;

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender;

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Agent, in substantially the form of Exhibit H or any other form approved by the Agent;

"Associate" means an "associate" as defined in the Business Corporations Act (Ontario);

"Availment Option" means a method of borrowing which is available to the Borrower as provided herein;

"Base Rate" means a rate of interest calculated as the highest of (i) the Agent's Prime Rate, (ii) Federal Funds Rate, plus one half of one percent (1/2 of 1%) and (iii) the one month LIBO (i.e., the rate, on any day, equal to the LIBO Rate with an Interest Period equal to one month).  The Base Rate will change, automatically upon change in any of the specified referenced rates of interest;

"BIA" means the Bankruptcy and Insolvency Act (Canada);

"Borrower" means collectively and individually Fenwick Automotive Products Limited and Introcan Inc.; each reference to "Borrower" means Fenwick Automotive Products Limited and Introcan Inc., or each of them individually, as the context reasonably requires.  The intention is that the relationship will be a co-borrower relationship, such that each may obtain Advances on the Facility, in accordance with the terms of this Agreement, provided that, the cumulative amount of the Advances shall not exceed the maximum permitted amount for Advances pursuant to the terms of this Agreement;

"Borrowing Base Certificate" means a certificate delivered by the Borrower to the Agent in the form of Exhibit F;

"Business" means the business carried on by the Companies from time to time, being the remanufacture and distribution of certified aftermarket automotive parts;

"Business Day" means a day on which the main branch of the Agent in each of Toronto and New York is open for normal banking business, but not including a Saturday or Sunday;

"Canadian Company" means each of the Companies which is incorporated and domiciled in Canada;

"CBCA" means the Canada Business Corporations Act;

"Canadian Dollars" or "Cdn $" means the lawful money of Canada;

"Capital Expenditures" means expenditures which are considered to be in respect of the acquisition or leasing of capital assets in accordance with GAAP, including the acquisition or improvement of Land, plant, machinery or equipment, whether fixed or removable;

"Capital Lease" means any lease of assets which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee;

"Cash Flow Report" means a report delivered by the Borrower to the Agent in the form of Exhibit I setting out the thirteen (13) week rolling cash flow of the Borrower beginning with the period immediately proceeding the delivery of such report.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any Applicable Law by any Governmental Authority;

"Change of Control" means that 100% of the shareholdings of Fenwick and/or Introcan cease to be held by Motorcar (or a wholly owned Subsidiary of Motorcar) or if any of the respective Subsidiaries of Fenwick and/or Introcan, as applicable, cease to be wholly owned, directly or indirectly, by Fenwick, Introcan or Motorcar (or a wholly owned Subsidiary of Motorcar), as applicable, or there occurs any sale, lease, exchange or transfer, in a transaction or a series of related transactions, of all or substantially all of any of the Companies' property and assets or any plan or proposal for the liquidation or dissolution of any of the Companies is approved by the relevant shareholders;

"Closing Date" means May 6, 2011;

"Collateral" means all property, assets and undertaking of the Material Companies or any other Person encumbered by the Security together with all proceeds thereof;

"Commitment" means, in respect of any Lender, such Lender’s commitment to make Advances to the Borrower under the Revolving Facility and the Term Loan;

"Companies" means the Borrower and all of its Subsidiaries from time to time; and "Company" means any one of them as the context requires;

"Compliance Certificate" means a certificate delivered by the Chief Financial Officer or other senior officer of the Borrower to the Agent in the form of Exhibit G;

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have corresponding meanings;

"Conversion" means the substitution of one Availment Option for another, and does not constitute a fresh or new Advance;

"Conversion Notice" means a notice substantially in the form of Exhibit D given by the Borrower to the Agent for the purposes of requesting a Conversion;

"Currency Hedging Agreements" means any agreements entered into between the Borrower and any Person from time to time for the purpose of hedging currency risk, including currency exchange agreements and foreign exchange forward contracts;

"Debt" means, with respect to any Person, without duplication, the aggregate of the following amounts, at the date of determination:  (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of assets or services which constitute indebtedness (but excluding, for greater certainty, trade payables and accrued expenses incurred in the ordinary course of business); (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to Collateral acquired by such Person (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Collateral); (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as Capital Leases; (f) all reimbursement obligations, contingent or otherwise, of such Person under acceptance, letter of credit and similar facilities; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any partnership or shareholder or other equity interests of such Person (for greater certainty, not including obligations with respect to unexercised options and rights of first refusal and where conditions precedent to the obligations have not occurred); (h) all Guarantees of such Person in respect of Debt of another Person; and (i) any other obligation arising under arrangements or agreements that, in substance, provide financing to such Person;

"Default" means any event or condition that constitutes an Event of Default or that would constitute an Event of Default except for satisfaction of any condition subsequent required to make the event or condition an Event of Default, including giving of any notice, passage of time, or both;

"Defaulting Lender" means any Lender, as determined by the Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or advances under the Swingline within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline advances, (d) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a proceeding under any Insolvency Legislation;

"Distribution" means any amount paid to or on behalf of the employees, directors, officers, shareholders, partners or unitholders of any Company, or to any Related Person thereto, by way of salary, bonus, commission, management fees, directors’ fees, dividends, redemption of shares, distribution of profits or otherwise (other than management salaries paid in the normal course), and whether payments are made to such Persons in their capacity as shareholders, partners, unitholders, directors, officers, employees, owners or creditors of any Company or otherwise, or any other direct or indirect payment in respect of the earnings or capital of any Company; provided however that the payment of salaries, bonuses and commissions (or if used in substitution therefore consulting fees) from time to time to the officers (or provided such is without increase or duplication the spouses thereof) and employees of the Companies, and the payment of directors’ fees to the directors of the Companies, in each case in the ordinary course of business and at reasonable levels, shall not be considered Distributions;

"Drawdown Request" means a notice in the form of Exhibit B given by the Borrower to the Agent for the purpose of requesting an Advance;

"EBITDA" means, in respect of any fiscal period of the Borrower, the consolidated net income of the Borrower in such fiscal period increased by, to the extent deducted in calculating consolidated net income, (i) Interest Expense, (ii) Taxes, (iii) depreciation and amortization, (iv) unusual or non-recurring non-cash charges which require an accrual of, or a reserve for, cash charges for any future period and (v) non-recurring transaction costs, including professional and legal fees, incurred in connection with this Agreement and the Share Purchase Agreement;

"Eligible Accounts Receivable" in respect of any Material Company means accounts receivable of such Material Company (in this definition, individually called an "account") which satisfy the following eligibility criteria:

•
the account arises from a bona fide, fully-completed transaction consisting of the sale of goods or the provision of services by the Material Company to an account debtor and such Material Company is the beneficial owner of all amounts owing under such account;

•
the account is subject to a First-Ranking Security Interest held by the Agent pursuant to the Security and is not subject to any other Lien except for Statutory Liens affecting the Material Company which are not at the time overdue (or if overdue the validity of which is being contested in good faith and in respect of which reserves have been established in accordance with GAAP);

•	the account debtor is located in Canada or the United States;

•	the account debtor is not a Company or a Related Person thereto;

•	the account debtor is not a Governmental Authority;

•
the account is not in dispute or subject to any defence, counterclaim or claim by the account debtor for credit, set-off, allowance or adjustment; such account is not payable by an account debtor which is (or who together with its Affiliates are) more than ninety (90) days past due (i.e. more than ninety (90) days from the invoice date) or sixty (60) days from the payment dated specified in the invoice with regard to 25% or more of the total accounts owed to the Companies by such account debtor and their Affiliates;

•	an invoice relating to the account has been issued by the Material Company and sent to the account debtor;

•	the account is not outstanding for more than sixty (60) days from the payment date specified in the invoice;

•
the account is not outstanding for more than ninety (90) days from the date of the invoice, regardless of the payment date specified in the invoice, or provided such invoice has been approved by the Agent for such dating, is not outstanding for more than the earlier of one hundred and twenty (120) days past invoice date or ninety (90) days past payment date;

•	the account has not been transferred, assigned, or a transaction otherwise completed to funding as a consequence of factoring permitted by the Agent;

•	the account is not an account which is subject to the potential for legal or equitable contra by the payor;

•	the account debtor is not insolvent or subject to any proceeding under Insolvency Legislation; and

•	the account is determined to be ineligible by the Agent, in its sole discretion;

"Eligible Assignee" means any Person (other than a natural person, any Company or any Affiliate of a Company), in respect of which any consent that is required by Section 10(b) has been obtained;

"Eligible Inventory" in respect of any Material Company means inventory of such Material Company (in this definition called "Inventory") which satisfy the following eligibility criteria:

•	the Inventory has been acquired such that the relevant Material Company is the beneficial owner of such Inventory;

•
the Inventory is subject to a first ranking security interest held by the Agent pursuant to the security and is not subject to any other lien except for Permitted Liens affecting the Material Company which are not at the time overdue (or if overdue the validity of which is being contested in good faith and in respect of which reserves have been established in accordance with GAAP);

•
the Inventory is located in Canada or the United States, and provided in transit inventory will be eligible if the in transit the Inventory is insured, has been fully paid for  and title has passed to the Material Company in accordance with industry standards;

•	the Inventory has not been classified as slow moving or obsolete inventory based upon the criteria established by the Agent from time to time;

•	the Inventory has not been placed with the Material Company on a consignment or reservation of ownership basis;

•	the Inventory does not consist of packaging or supplies;

•	the Inventory is not located at third party processors or processor warehouses;

•	the Inventory is not located at leased locations or third party warehouses other than where a landlord or warehouse bondsman's waiver in form acceptable to the Agent has been provided to the Agent;

•	the Inventory is determined to be ineligible by the Agent in its sole discretion;

"Equity Interest" means (i) in the case of any corporation, any and all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participation rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership, limited liability company or unlimited liability company, partnership or membership interests (whether general or limited), as applicable, (iv) in the case of a trust, any and all units, and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii), (iv) or (v), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases;

"Equivalent Amount" means, in relation to an amount in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the applicable Exchange Rate at the time of such determination;

"ERISA" means the Employee Retirement Income Security Act of 1974 (United States) as amended from time to time, or any successor statute thereto, and the regulations and published interpretations thereof;

"ERISA Affiliate" means any corporation, any trade or business (whether or not incorporated), or any other entity that is treated as a single employer with the Borrower within the meaning of Section 414 of the Revenue Code;

"Event of Default" is defined in Section 9.01;

"Exchange Rate" means, on the date of determination of any amount of U.S. Dollars to be converted into another currency pursuant to this Agreement for any reason, or vice-versa, the spot rate of exchange for converting United States Dollars into such other currency or vice-versa, as the case may be, established by the Federal Reserve at approximately noon (Toronto time) on the first Business Day of the month in which such conversion is required;

"Excluded Assets" means the real property and improvements located at 921 Third Avenue, Lock Haven, Pennsylvania and 121/141 3rd Avenue, Lock Haven, Pennsylvania unless the Agent determines to take a mortgage at any time (which right is reserved);

"Excluded Taxes" means, with respect to the Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Company hereunder, (a) taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes or any similar tax imposed by any jurisdiction in which the Lender is located and (c) in the case of a Foreign Lender (other than (i) an assignee pursuant to a request by the Borrower under Section 3.12(b), (ii) an assignee pursuant to an Assignment and Assumption made when an Event of Default has occurred and is continuing or (iii) any other assignee to the extent that the Borrower has expressly agreed that any withholding tax shall be an Indemnified Tax), any withholding tax that (A) is not imposed or assessed in respect of a Loan that was made on the premise that an exemption from such withholding tax would be available where the exemption is subsequently determined, or alleged by a taxing authority, not to be available and (B) is required by Applicable Law to be withheld or paid in respect of any amount payable hereunder or under any Loan Document to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Company  with respect to such withholding tax pursuant to Section 3.11(a).  For greater certainty, for purposes of item (c) above, a withholding tax includes any Tax that a Foreign Lender is required to pay pursuant to Part XIII of the Income Tax Act (Canada) or any successor provision thereto.

"Facility" or "Facilities" means the Revolving Facility and the Term Loan;

"FAPL Holdings" means FAPL Holdings Inc., a corporation incorporated under the laws of the province of Ontario;

"Federal Funds Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of one percent) of the per annum interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers as published in respect of such day on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of one percent) of the quotations for such day for such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent;

"First-Ranking Security Interest" in respect of any Collateral means a Lien in such Collateral which is registered where necessary or desirable to record and perfect the charges contained therein (to the extent that such charges are capable of perfection under Applicable Law) or are otherwise perfected in accordance with Applicable Law and which ranks in priority to all other Liens in such Collateral except for any Permitted Liens that have or can have priority in accordance with Applicable Law;

"Fiscal Quarter" means a fiscal quarter of the Borrower, ending on the last days of June 30, September 30 and December 31, in each year;

"Fiscal Year" means a fiscal year of the Borrower ending on March 31 in each year;

"Fixed Charges" means the sum of all Interest Expense for the Fiscal Quarter plus scheduled principal and capital lease payments plus cash paid taxes plus unfinanced Capital Expenditures;

"Fixed Charge Coverage Ratio" means, in respect of any Fiscal Quarter, the ratio of: (i) EBITDA in the fiscal period comprised of such Fiscal Quarter and the immediately preceding three Fiscal Quarters; to (ii) Fixed Charges in respect of such fiscal period;

"Foreign Lender" means any Lender that is not organized under the laws of the jurisdiction in which the Borrower is resident for tax purposes and that is not otherwise considered or deemed in respect of any amount payable to it hereunder or under any Loan Document to be resident for income tax or withholding tax purposes in the jurisdiction in which the Borrower is resident for tax purposes by application of the laws of that jurisdiction.  For purposes of this definition Canada and each Province and Territory thereof shall be deemed to constitute a single jurisdiction and the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction;

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business;

"GAAP" means generally accepted accounting principles in Canada as approved by the Canadian Institute of Chartered Accountants in effect from time to time; and for greater certainty if international accounting standards are adopted by the Canadian Institute of Chartered Accountants in total replacement for such generally accepted accounting principles, "GAAP" shall be deemed to refer to such international accounting standards;

"Governmental Authority" means the government of Canada or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency;

"Guarantee" means any agreement by which any Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such Person against loss, and shall include any contingent liability under any letter of credit or similar document or instrument;

"Hazardous Materials" means any contaminant, pollutant, waste or substance that is likely to cause immediately or at some future time harm or degradation to the surrounding environment or risk to human health; and without restricting the generality of the foregoing, including any pollutant, contaminant, waste, hazardous waste or dangerous goods that is regulated by any Requirements of Environmental Law or that is designated, classified, listed or defined as hazardous, toxic, radioactive or dangerous or as a contaminant, pollutant or waste by any Requirements of Environmental Law;

"Indemnified Taxes" means Taxes other than Excluded Taxes;

"Indemnitees" means the Lenders, the Agent, the Lead Arranger and their respective successors and assignees, any agent of any of them (specifically including a receiver or receiver-manager) and the respective officers, directors, advisors and employees of the foregoing and specifically and for all purposes included Manufacturers and Traders Trust Company and its Canadian branch M&T Bank in any capacity;

"Insolvency Event" means, in respect of any Person:

•
such Person ceases to carry on its business; or commits an act of bankruptcy or becomes insolvent (as such terms are used in the BIA as to any Canadian Company and the United States Bankruptcy Code as to any U.S. Company); or makes an assignment for the benefit of creditors, files a petition in bankruptcy, makes a proposal or commences a proceeding under Insolvency Legislation; or petitions or applies to any tribunal for, or consents to, the appointment of any receiver, trustee or similar liquidator in respect of all or a substantial part of its property; or admits the material allegations of a petition or application filed with respect to it in any proceeding commenced in respect of it under Insolvency Legislation or takes any corporate action for the purpose of effecting any of the foregoing; or

•
any proceeding or filing is commenced against such Person seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts under any Insolvency Legislation, or seeking appointment of a receiver, trustee, custodian or other similar official for it or any of its property or assets unless (i) such Person is diligently defending such proceeding in good faith and on reasonable grounds as determined by the Required Lenders acting reasonably and (ii) such proceeding does not in the reasonable opinion of the Required Lenders in their sole and absolute discretion materially adversely affect the ability of such Person to carry on its business and to perform and satisfy all of its obligations but in any event it shall be an Insolvency Event if such proceeding or filing has not been dismissed within 45 days of the date such proceeding is commenced or filing is made;

"Insolvency Legislation" means legislation in any applicable jurisdiction relating to reorganization, arrangement, compromise or re-adjustment of debt, dissolution or winding-up, or any similar legislation, and specifically includes for greater certainty the BIA, the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and the Bankruptcy Code (United States) and any state insolvency laws;

"Intercorporate Debt" means debt owing among the Companies;

"Intercreditor Agreement" means an agreement whereby Motorcar subordinates and postpones its rights to security and payment as to debt owing by the Companies;

"Interest" means interest on loans, issuance fees in respect of letters of credit, and any other charges or fees in connection with the extension of credit which are determined by reference to the amount of credit extended, plus standby fees in respect of the unutilized portion of any credit facility; provided that, "Interest" shall not include capitalized interest (for greater certainty, being interest which is accrued but not paid), agency fees, arrangement fees, structuring fees, fees relating to the granting of consents, waivers, amendments, extensions or restructurings, the reimbursement of costs and expenses, and any similar amounts which may be charged from time to time in connection with the establishment, administration or enforcement of the Facilities;

"Interest Rate Hedging Agreements" means agreements for the purpose of hedging interest rate risk, including interest rate exchange agreements (commonly known as "interest rate swaps") and forward rate agreements; and for greater certainty, including interest rate exchange agreements in U.S. Dollars (commonly known as "cross-currency swaps");

"Interim Financial Statements" in respect of any Fiscal Quarter means, in respect of any Person, the unaudited financial statements of such Person on a consolidated basis in respect of such Fiscal Quarter (and also on a year-to-date basis in respect of such Fiscal Quarter and all previous Fiscal Quarters in the same Fiscal Year);

"Investment" means: (i) an investment made or held by a Person, directly or indirectly, in another Person (whether such investment was made by the first-mentioned Person in such other Person or was acquired from a third party); (ii) a contribution of capital; (iii) the acquisition or holding of common or preferred shares, debt obligations, partnership interests and interests in joint ventures; and (iv) the acquisition of all or substantially all of the assets used in connection with a business and for greater certainty includes a commitment to do any of the foregoing at a future time; provided however, that if a transaction would constitute a "Capital Expenditure"( as defined herein) and would also constitute an "Investment" as defined herein, it shall be deemed to constitute an Investment and not a Capital Expenditure;

"Issuing Bank" means M&T Bank as the issuer of Letters of Credit on the basis that it is "fronting" for other Lenders and not on the basis that it is the attorney of other Lenders to sign Letters of Credit on their behalf, or any successor issuer of Letters of Credit.  For greater certainty, where the context requires, references to "Lenders" in these Provisions include the Issuing Bank;

"Land" means real property (including a leasehold interest in land) and all buildings, improvements, fixtures and plant situated thereon;

"Landlord Agreement" means an agreement in form and substance satisfactory to the Agent given by the landlord of a Leased Property in favour of the Agent, which shall include, without limitation, the following provisions (except to the extent otherwise agreed by the Agent in its discretion): such landlord consents to the granting of a security interest in the lease by the Company which is a tenant thereunder in favour of the Agent, agrees to give written notice to the Agent in respect of and a reasonable opportunity to cure any default before terminating the lease, and agrees to waive (or subordinate and defer the enforcement of) its rights and remedies and any security it may hold in respect of any assets owned by such Company located on such Leased Property or affixed to such Leased Property which the tenant is entitled to remove under Applicable Law or pursuant to the terms of the lease and permits use during realization upon making current payments without catch up;

"Leased Property" means a parcel of Land leased by a Material Company as tenant and "Leased Properties" means all of them;

"Lenders" means the lenders identified in Exhibit A attached hereto and any other Persons which may from time to time become lenders pursuant to this Agreement and their respective successors and permitted assigns; and "Lender" means any of them as the context requires;

"Letter of Credit" means a stand-by letter of guarantee or documentary letter of credit issued at the request of and on behalf of the Borrower by the Issuing Bank;

"LIBO Rate" means, with respect to any LIBOR Interest Period applicable to a LIBOR Loan, the lesser of (i) one percent per annum (1%) and (ii) the rate determined by the Agent, based on a 360-day year for U.S. Dollars, as the interest rate per annum appearing on Reuters Screen LIBOR, or if such Reuters Screen LIBOR shall not be available, any successor or similar services as may be selected by the Agent) for a period equal to the number of days in the applicable LIBOR Interest Period, for deposits in U.S. Dollars of amounts comparable to the principal amount of such LIBOR Loan to be outstanding during such LIBOR Interest Period, at or about 11:00 a.m. (London, England time) on the second full LIBOR Business Day preceding the commencement of such LIBOR Interest Period.  If neither the Dow Jones Market Screen nor any successor or similar service is available, "LIBO Rate" shall mean, with respect to any LIBOR Interest Period applicable to a LIBOR Loan, the rate determined by the Agent, based on a 360-day year for U.S. Dollars, rounded upwards, if necessary, to the nearest whole multiple of one-sixteenth of one percent (1/16th%), at which the Agent, in accordance with its normal practice, would be prepared to offer to leading banks in the London interbank market for delivery by the Agent on the first day of the applicable LIBOR Interest Period for a period equal to the number of days in such LIBOR Interest Period, deposits in U.S. Dollars of amounts comparable to the principal amount of such LIBOR Loan to be outstanding during such LIBOR Interest Period, at or about 11:00 a.m. (London, England time) on the second full LIBOR Business Day preceding the commencement of  such LIBOR Interest Period;

"LIBOR Business Day" means a day on which the main branches of the Agent in Toronto and New York are all open for normal banking business, but not including a Saturday or Sunday and on which the LIBOR Market is open for dealings in Dollar deposits;

"LIBOR Interest Period" means, with respect to each LIBOR Loan, the initial period (subject to availability) of approximately 1, 2, 3 or 6 months or such other periods as selected by the Borrower and notified in writing to the Agent commencing on and including the Drawdown Date, Conversion Date or Rollover Date, as the case may be, applicable to such LIBOR Loan and ending on and including the last day of such initial period, and thereafter, each successive period (subject to availability) of approximately 1, 2, 3 or 6 months as selected by such Borrower and notified to the Agent in writing commencing on and including the last day of the prior LIBOR Interest Period; provided however that:

•	in the case of a Rollover, the last day of each LIBOR Interest Period shall also be the first day of the next LIBOR Interest Period;

•
the last day of each LIBOR Interest Period shall be a LIBOR Business Day and if not, the Borrower shall be deemed to have selected a LIBOR Interest Period the last day of which is the first LIBOR Business Day following the last day of the LIBOR Interest Period selected by such Borrower;

•
if the Borrower selects a LIBOR Interest Period for a period longer than 3 months, the last day of such LIBOR Interest Period shall be the date falling 3 months after the beginning of such LIBOR Interest Period and the next LIBOR Interest Period shall begin on such date;  and

•	notwithstanding any of the foregoing, the last day of each LIBOR Interest Period shall be on or before the Maturity Date;

"LIBOR Loan" means an Advance made by a Lender to the Borrower in U.S. Dollars in accordance with the provisions hereof, bearing interest by reference to the LIBO Rate;

"LIBOR Market" means the London interbank eurodollar offering market;

"LIBOR Period" means, in respect of a LIBOR Loan, the period commencing on the date of the Advance of such LIBOR Loan and ending on the scheduled maturity date of such LIBOR Loan;

"Lien" means: (i) a lien, charge, mortgage, pledge, security interest or conditional sale agreement; (ii) an assignment, lease, consignment, trust or deemed trust that secures payment or performance of an obligation; (iii) a garnishment; (iv) any other encumbrance of any kind; and (v) any commitment or agreement to enter into or grant any of the foregoing;

"Loan" means any extension of credit by a Lender under this Agreement (including under the Revolving Facility and the Term Loan), including by way of LIBO Rate Loan, except for any Letter of Credit;

"Loan Documents" means (a) this Agreement, the Security, all guarantees delivered by any Company pursuant to this Agreement; and each document, agreement, instrument and certificate delivered to the Agent by a Company on the Closing Date; (b) any fee letters between the Borrower and Administrative Agent; and (c) all present and future security, agreements, documents, certificates and instruments delivered by any Company to the Agent or the Lenders pursuant to, or in respect of the agreements and documents referred to in clause (a); in each case as the same may from time to time be supplemented, amended or restated, and "Loan Document" shall mean any one of the Loan Documents;

"Material Adverse Change" means any change or event which constitutes a material adverse change in the business, operations, condition (financial or otherwise) or properties of the Companies taken as a whole which could materially impair the ability of the Companies (taken as a whole) to timely and fully perform their obligations under the Loan Documents, or  which materially impair the ability of the Agent or the Lenders to enforce their rights and remedies under this Agreement or the Security;

"Material Agreement" means an agreement made between a Material Company and another Person which if terminated would result, or would have a reasonable likelihood of resulting, in a Default, an Event of Default or a Material Adverse Change, specifically including, as at the date of this Agreement, each agreement listed in Schedule 4.01(n) ;

"Material Companies" means the Borrower and all of the Material Subsidiaries from time to time; and "Material Company" means any of them as the context requires;

"Material Intellectual Property" means all licences, franchises, permits, registrations, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other forms of intellectual property which if terminated would result, or would have a reasonable likelihood of resulting, in a Default, an Event of Default or a Material Adverse Change, specifically including, as at the date of this Agreement, each item of intellectual property listed in Schedule 4.01(l);

"Material Permit" means a licence, permit, approval, registration or qualification granted to or held by a Material Company which if terminated would result, or would have a reasonable likelihood of resulting, in a Default, an Event of Default or a Material Adverse Change; specifically including, as at the date of this Agreement, each licence, permit, approval, registration or qualification listed in Schedule 4.01(h);

"Material Subsidiaries" means all Subsidiaries of the Borrower other than those incorporated under the laws of, and domiciled in, Mexico;

"Maturity Date" means  October 6, 2012, as such date may be extended from time to time upon the approval of the Administrative Agent and Lenders;

"Motorcar" means Motorcar Parts of America, Inc.

"Motorcar Acquisition" means, collectively, the purchase by Motorcar from FAPL Holdings Inc. of (i) all of the issued and outstanding shares in the capital stock of Fenwick, (ii) all of the issued and outstanding shares in the capital stock of Introcan Inc., and (iii) all of the issued and outstanding shares in the capital stock of Fapco S.A. de C.V. held by FAPL Holdings Inc.

"Motorcar Subordination Agreement" means the postponement and subordination agreement dated as of May 6, 2011 made by Motorcar in favour of the Administrative Agent.

"Multiemployer Plan" means a Plan described in Section 4001(a)(3) of ERISA;

"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury;

"Obligations" means, at any time and without duplication all direct and indirect, contingent and absolute obligations and liabilities of the Companies to the Lead Arranger, Agent and the Lenders (or if the context requires, to any Lender) under or in connection with this Agreement and the Loan Documents (specifically including for greater certainty all Guarantees provided hereunder) and as owing to Manufacturers and Traders Trust Company and its branch M&T Bank in any capacity at such time, specifically including the Outstanding Advances, all accrued and unpaid interest thereon, and all fees, expenses and other amounts payable pursuant to this Agreement and the Loan Documents;

"Original Credit Agreement" means that certain Credit Agreement dated as of November 8, 2010 among, inter alia,  Fenwick and FAPL Holdings, as co-Borrower’s, the Agent and Manufacturers and Traders Trust Company, as lead arranger.

"Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document;

"Outstanding Advances" means, at any time, the aggregate of all obligations of the Borrower to the Lenders (or if the context requires, to any Lender) in respect of all Advances made under the Facilities (or if the context requires, under any the Facility or any Tranche) which have not been repaid or satisfied at such time, determined as follows: (i) in the case of Canadian Dollar Base Loans and Swingline Advances in Canadian Dollars, the principal amount thereof expressed in United States Dollars; and (ii) in the case of Letters of Credit, the face amount thereof; and (iii) in the case of U.S. Dollar Base Rate Loans and LIBOR Loans, the principal amount thereof;

"Participant" has the meaning assigned to such term in Section 11.21(d);

"PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA;

"Pension Plan" means (i) a "pension plan" or "plan" which is subject to the funding requirements of applicable pension benefits legislation in any jurisdiction of Canada or the United States and is applicable to employees of any Company resident in Canada or to employees of any Company or ERISA Affiliate resident in the United States; or (ii) any pension benefit plan or similar arrangement applicable to employees of any Company or ERISA Affiliate;

"Permitted Funded Debt" means, without duplication: (i) the Outstanding Advances; (ii) indebtedness owing on Intercorporate Debt; (iii) indebtedness owing to shareholders of the Borrowers fully postponed and subordinated to the Facility; and (iv) indebtedness owing to Motorcar, subject to the limitation on such indebtedness set out in Section 5.02(a) hereto, which is fully postponed and subordinated to the Facility;

"Permitted Liens" means:

(a)           Statutory Liens in respect of any amount which is not at the time overdue;

(b)	Statutory Liens in respect of any amount which may be overdue but the validity of which is being contested in good faith and in respect of which reserves have been established in accordance with GAAP;

(c)
Liens or rights of distress reserved in or exercisable under any lease for rent not at the time overdue or for compliance with the terms of such lease not at the time in default so long as such liens and other rights are duly subordinated to the Secured Obligations pursuant to a Landlord Agreement   and security deposits given under leases not in excess of six (6) months’ rent;

(d)
Statutory Liens incurred or deposits of cash made or pledged to secure obligations under workers’ compensation legislation or similar legislation, public and statutory warehousemen’s, storers’, repairers’, carriers’ and other similar Liens;

(e)
security given to a public utility or any municipality or government or to any statutory or public authority to secure obligations incurred to such utility, municipality, government or other authority in the ordinary course of business and not at the time overdue;

(f)
Surety or appeal bonds arising out of judgments or awards in respect of which: an appeal or proceeding for review has been commenced; a stay of execution pending such appeal or proceedings for review has been obtained; and reserves have been established in accordance with GAAP;

(g)	the Subordinate Security;

(h)	Permitted Purchase-Money Security Interests;

(i)	the Security;

(j)	Specific Permitted Liens; and

(k)	any Liens from time to time consented to in writing by the Agent;

provided that the use of the term "Permitted Liens" to describe the foregoing Liens shall mean that such Liens are permitted to exist and for greater certainty such Liens shall not be entitled to priority over the Security by virtue of being described in this Agreement as "Permitted Liens";

"Permitted Purchase-Money Security Interests" means Purchase-Money Security Interests incurred or assumed in compliance with the provisions of this Agreement (for greater certainty, including the restrictions relating to Capital Expenditures contained in paragraph 5.03(d) in connection with the purchase, leasing or acquisition of capital equipment in the ordinary course of business, provided that the aggregate amount of the Companies’ liability thereunder is not at any time greater than $500,000 in the aggregate with no single loan or lease to be in excess of $250,000;

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity;

"Plan" means any employee pension benefit plan, as defined in Section 3(2) of ERISA, or any employee welfare benefit plan, as defined in Section 2(2) of ERISA that is maintained by the Company or an ERISA Affiliate;

"Potential Statutory Priority Amount" at any time means the amount of all employee source deductions, goods and services tax and all other similar amounts payable by the Borrower at such time which have not been paid or remitted when due and could result in a Statutory Lien;

"Prime Rate" means the fluctuating annual rate of interest announced by Royal Bank of Canada from time to time as being the reference rate then in effect for determining interest rates on commercial loans in Canadian currency in Canada; provided that (i) such rate is not necessarily the best rate offered by Royal Bank of Canada to its customers and (ii) should the Administrative Agent be unable to determine such rate, such other indication of prevailing prime rate of interest as may reasonably be chosen by the Administrative Agent shall be the Prime Rate hereunder; provided further that each change in the fluctuating interest rates shall take effect simultaneously with the corresponding change in the Prime Rate.

"Proceeds of Realization", in respect of the Security or any portion thereof, means all amounts received by the Agent and any Lender in connection with:

•	any realization thereof, whether occurring as a result of enforcement or otherwise;

•	any sale, expropriation, loss or damage or other disposition of the Collateral or any portion thereof; and

•	the dissolution, liquidation, bankruptcy or winding-up of any Company or any other distribution of its assets to creditors;

and all other amounts which are expressly deemed to constitute "Proceeds of Realization" in this Agreement;

"Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Revenue Code, to the extent that such transaction is not otherwise exempt by Applicable Law;

"Proportionate Share" in respect of any Lender means such Lender’s Commitment divided by the aggregate of all Lenders’ Commitments;

"Purchase-Money Security Interest" means (i) a Capital Lease; or (ii) a Lien on any personal property or asset which is created, issued or assumed to secure the unpaid purchase price thereof, provided that such Lien is restricted to such property or asset (including all additions thereto, replacements and proceeds thereof) and secures an amount not in excess of the purchase price thereof and any interest and fees payable in respect thereof;

"Related Parties" means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates;

"Repayment" means a repayment by the Borrower on account of the applicable Outstanding Advances, other than the reduction of a Swingline Advance;

"Repayment Notice" means a notice delivered by the Borrower to the Agent committing it to make a Repayment, in the form of Exhibit E;

"Reportable Event" means any of the events set forth in Section 4043 of ERISA, other than an event for which the provision of notice has been waived;

"Required Lenders" means, (i) at any time prior to the occurrence of an Event of Default which is continuing, any two or more Lenders which have issued Commitments hereunder representing two-thirds (2/3) or more of the aggregate amount of all Lenders’ Commitments; and (ii) at any time after the occurrence of an Event of Default which is continuing, any two or more Lenders which have Outstanding Advances representing two-thirds (2/3) or more of the total amount of the Outstanding Advances under the Facilities; provided however that if at any time there are only two (2) Lenders under this Agreement, "Required Lenders" shall mean both such Lenders, and if at any time there is only one (1) Lender under this Agreement, "Required Lenders" shall mean such Lender;

"Requirements of Environmental Law" means: (i) obligations under common law; (ii) requirements imposed by or pursuant to statutes, regulations and by-laws whether presently or hereafter in force; (iii) requirements announced by a Governmental Authority as having immediate effect (provided that at the time of making such announcement the government also states its intention of enacting legislation to confirm such requirements retroactively); (iv) all directives, policies and guidelines issued or relied upon by any Governmental Authority to the extent such directives policies or guidelines have the force of law; (v) all permits, licenses, certificates and approvals from Governmental Authorities which are required in connection with air emissions, discharges to surface or groundwater, noise emissions, solid or liquid waste disposal, the use, generation, storage, transportation or disposal of Hazardous Materials; and (vi) all requirements imposed under any clean-up, compliance or other order made pursuant to any of the foregoing, in each and every case relating to environmental, health or safety matters including all such obligations and requirements which relate to (A) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (B) exposure to Hazardous Materials;

"Revenue Code" means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations and published interpretations thereof;

"Revolving Facility Margin Limit" is defined in Section 2.07;

"Revolving Facility Maximum Amount" means Fifty Million Dollars ($50,000,000) and as to Advances on the Swingline a sub-limit of $7,000,000 (with a Canadian Dollar Swingline sub-limit of $2,000,000) provided that the Borrower may request an increase of the Revolving Facility Maximum Amount to Fifty Five Million Dollars ($55,000,000) provided no Lender, including M&T Bank, as Lender, will be required to participate in the increase in the Revolving Facility Maximum Amount and to increase their commitment and accordingly the increase will be subject to the receipt of commitments to provide the increase in their commitment by the Lenders and the increase in the Revolving Facility Maximum Amount will be equal to the aggregate of the increased commitments received from the Lenders.  The ability to increase the Revolving Facility Maximum Amount will be subject to (i) the requirement that no Event of Default or default exists at the time of the increase or would exist after giving effect thereto (ii) the requirement that all covenants of the Borrower set out in Article 5.03 of the Credit Agreement would be satisfied on a pro forma basis on the proposed date of the increase to the Revolving Facility Maximum Amount and for the most recent applicable determination period, after giving effect to such increase to the Revolving Facility Maximum Amount, and (iii) the requirement that the terms and conditions of this Agreement remain in full force and effect including the Maturity Date;

"Rollover" means the renewal of an Availment Option upon its maturity in the same form;

"Rollover Notice" means a notice substantially in the form of Exhibit C given by the Borrower to the Agent for the purpose of requesting a Rollover;

"Sanctioned Entity" means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC;

"Sanctioned Person" means a person named on the list of Specially Designated Nationals maintained by OFAC;

"Secured Obligations" means, collectively, (a) the Obligations and (b) any and all obligations of the Borrower or any Subsidiaries, to the Agent, any Lender or Affiliate of the foregoing in connection with treasury and/or cash management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) or credit card facilities and (c) obligations under or arising out of Interest Rate Protection Agreements or Currency Hedging Agreements, in each case that have been or will be entered into with any Person that is a Lender, the Agent or Affiliate of a Lender at the time such agreement is entered into consistent with the terms of this Agreement, provided, however, that in the case of (b) and (c) as agreed by the Agent as an Advance on the Facility unless otherwise agreed to by the Agent in its sole discretion, such Person has agreed to be bound by the indemnification and exculpation provisions of this Agreement and the other Loan Documents for the benefit of the Agent and the Agent has received written notification of such obligations;

"Security" means all Guarantees, security agreements, mortgages, hypothecs, debentures and other documents required to be provided to the Agent or the Lenders pursuant to Article 6 and all other documents and agreements delivered by the Material Companies and other Persons to the Agent for the benefit of the Lenders from time to time as security for the payment and performance of the Secured Obligations, and the security interests, assignments and Liens constituted by the foregoing;

"Share Purchase Agreement" means the share purchase agreement dated May 6, 2011 among, inter alia, FAPL Holdings Inc., as vendor, and Motorcar, as purchaser, with respect to the Motorcar Acquisition.

"Specific Permitted Liens" means the liens set out in Schedule 4.01(i);

"Statutory Lien" means a Lien in respect of any property or assets of a Company created by or arising pursuant to any applicable legislation in favour of any Person (such as but not limited to a Governmental Authority), including, a Lien for the purpose of securing such Company’s obligation to deduct and remit employee source deductions and goods and services tax pursuant to the Income Tax Act (Canada), the Excise Tax Act (Canada), the Canada Pension Plan (Canada), the Employment Insurance Act (Canada) and any legislation in any jurisdiction similar to or enacted in replacement of the foregoing from time to time;

"Subordinate Credit Agreement" means the loan document governing the Subordinate Debt;

"Subordinate Debt" means all indebtedness to the Subordinate Lender pursuant to the Subordinate Credit Agreement;

"Subordinate Lender" means Motorcar, being the lender pursuant to the Subordinate Credit Agreement;

"Subordinate Security" means all security provided by the Companies to the Subordinate Lender pursuant to the Subordinate Credit Agreement;

"Subsidiary" means a business entity which is controlled by another business entity (as used herein, "business entity" includes a corporation, company, partnership, limited partnership, trust or joint venture); and for greater certainty includes a Subsidiary of a Subsidiary;

"Swingline Advance" means indebtedness of the Borrower to the Swingline Lender arising in connection with all amounts debited to all accounts established by the Borrower with the Swingline Lender pursuant to the Swingline, including without limitation all cheques, transfers, withdrawals, Interest, costs, charges and fees debited to such accounts;

"Swingline" is defined in Section 2.09;

"Swingline Lender" means M&T Bank;

"Swingline Limit" means $7,000,000;

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto;

"Term Loan" means the term loan in the principal amount of $10,000,000.00 made by the Lenders pursuant to, and repayable in accordance with, the provisions of Article 2A;

"U.S. Companies" means all Companies organized and existing under the laws of any United States jurisdiction and "U.S. Company" means any one of them;

"U.S. Dollars" or "U.S.$" means the lawful money of the United States;

"Welfare Plan" means any medical, health, hospitalization, insurance or other employee benefit or welfare plan, agreement or arrangement applicable to employees of any Company or ERISA Affiliate; and includes a "welfare plan" as defined in Section 3(1) of ERISA; and

"Year-End Financial Statements" in respect of any Person means the audited consolidated financial statements of such Person prepared in accordance with GAAP, including the notes thereto, in respect of its most recently completed fiscal year.

1.02	Accounting Principles

Unless otherwise provided herein, all financial terms used in this Agreement shall be determined in accordance with GAAP in effect at the date of such determination.  Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other computation is required to be made for the purpose of this Agreement, such determination or calculation shall be made in accordance with GAAP applied on a consistent basis, unless otherwise indicated.

1.03	Currency References

All amounts referred to in this Agreement are in United States Dollars unless otherwise noted.  The Borrower will be permitted to request Advances to be made in Canadian Dollars as a Swingline up to a permitted sub-line maximum of U.S. Dollars $2,000,000; if Advances are made in Canadian Dollars then for all purposes of this Agreement, where reference is made to dollar amounts, the Canadian Dollars so advanced will be converted to U.S. Dollars based upon the Equivalent Amount.

1.04	References to Statutes

Whenever in this Agreement reference is made to a statute or regulations made pursuant to a statute, such reference shall, unless otherwise specified, be deemed to include all amendments to such statute or regulations from time to time and all statutes or regulations which may come into effect from time to time substantially in replacement for the said statutes or regulations.

1.05	Terms Generally

(1)
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) unless otherwise expressly stated, all references in these Provisions to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, these Provisions, but all such references elsewhere in this Agreement shall be construed to refer to this Agreement apart from these Provisions, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(2)
If there is any conflict or inconsistency between these Provisions and the other terms of this Agreement, the other terms of this Agreement shall govern to the extent necessary to resolve the conflict or inconsistency.

1.06	Exhibits and Schedules

The following exhibits and schedules are attached to this Agreement and incorporated herein by reference:

Exhibit A	-	Lenders and Lenders’ Commitments
Exhibit B	-	Drawdown Request
Exhibit C	-	Rollover Notice
Exhibit D	-	Conversion Notice
Exhibit E	-	Repayment Notice
Exhibit F	-	Borrowing Base Certificate
Exhibit G	-	Compliance Certificate
Exhibit H		Assignment and Assumption with Standard Terms
Exhibit I	-	Cash Flow Report
Schedule 4.01(b)	-	Companies Information and Subsidiaries
Schedule 4.01(c)	-	Corporate Structure
Schedule 4.01(e)	-	Consents and Approvals Required
Schedule 4.01(h)	-	Material Permits
Schedule 4.01(i)	-	Specific Permitted Liens
Schedule 4.01(j)	-	Material Assets`
Schedule 4.01(k)	-	Leased Properties
Schedule 4.01(l)	-	Material Intellectual Property
Schedule 4.01(m)	-	Insurance Policies
Schedule 4.01(n)	-	Material Agreements
Schedule 4.01(o)	-	Labour Matters
Schedule 4.01(p)	-	Environmental Matters

Schedule 4.01(q)	-	Litigation
Schedule 4.01(r)	-	Pension Plans
Schedule 4.01 (u)		Guarantees to Motorcar
Schedule 4.01(dd)	-	Non-Arm’s Length Transactions
Schedule 7.01 (u)		Debt Conversion

1.07	Amended and Restated Agreement

This Agreement is an amendment and restatement of the Original Credit Agreement and all existing Loans and Advances (including, without limitation, all Letters of Credit) under the Original Credit Agreement shall be Loans, Advances and Letters of Credit outstanding under the Revolving Facility and shall be governed by the terms and conditions of this Agreement and each of Fenwick and Introcan hereby agree that such parties are jointly and severally liable for all such Loans, Advances and Letters of Credit as Borrower hereunder.

ARTICLE 2 - FACILITY

2.01	Establishment of the Revolving Facility

Subject to the terms and conditions in this Agreement, each Lender hereby establishes a committed revolving credit facility for the Borrower in the maximum principal amount indicated opposite such Lender’s name in Exhibit A under the heading "Revolving Facility Commitments" subject to all assignments contemplated by this Agreement and any increase of any Lender’s Commitment in accordance with the definition of Facility Contemplated Amount. The said credit facility is established by the Lenders severally and not jointly, and is herein referred to as the "Revolving Facility".  Each Advance under the Revolving Facility by a Lender shall be made by such Lender in its Proportionate Share.  Each Advance under the Swingline shall be made only by the Swingline Lender, as more particular set out in Section 2.09.

2.02	Purpose

Advances under the Revolving Facility shall be used by the Borrower for repayment of debt as to the initial Advance and thereafter for general corporate purposes and working capital.

2.03	Revolving Nature

The Revolving Facility shall be a revolving facility. For greater certainty, the Borrower shall be entitled to obtain Advances under the Revolving Facility from time to time and repay all or any portion of the Outstanding Advances under the Revolving Facility from time to time; provided that the Outstanding Advances under the Revolving Facility shall not at any time exceed the lesser of the (i) Revolving Facility Maximum Amount and (ii) Revolving Facility Margin Limit in effect at such time.

2.04	Repayment

The Obligations under the Revolving Facility shall become due and payable on the earlier of: (i) the Acceleration Date and (ii) the Maturity Date.  In addition, Repayments on account of the Outstanding Advances under the Revolving Facility shall be required as set out in paragraph 3.04(c).

2.05	Availment Options

(a)
Subject to the restrictions contained in this Agreement, the Borrower may receive Advances under the Revolving Facility by any one or more of the following Availment Options (or any combination thereof) in minimum amounts and multiples as provided in Section 3.03:

(i)	Swingline Advances under the Swingline in Canadian Dollars or U.S. Dollars, subject to Section 2.09; or

(ii)	Canadian Dollar Prime-Based Loans; or

(iii)	U.S. Dollar Base Rate Loans; or

(iv)	LIBOR Loans in U.S. Dollars with a LIBOR Period of 1, 2, 3 or 6 months, subject to availability; or

(v)	Letters of Credit, subject to Section 2.09.

(b)
LIBOR Loans and Letters of Credit available under the Revolving Facility will not be issued with a maturity date later than the Maturity Date.  The Borrower may convert all or any portion of the Outstanding Advances in the form of any above Availment Option into another form of Availment Option, subject to and in accordance with the terms and conditions of this Agreement (but for greater certainty, LIBOR Loans and Letters of Credit may not be converted into another Availment Option prior to the maturity thereof).

2.06	Interest and Fees

In respect of Outstanding Advances under the Revolving Facility, the Borrower agrees to pay:

(a)
in respect of  Swingline Advances in Canadian Dollars and Canadian Dollar Prime-Based Loans, interest at the Prime Rate plus the Applicable Margin per annum, payable monthly in arrears on the last day of each and every month;

(b)
in respect of Swingline Advances in U.S. Dollars and U.S. Base Rate Loans, interest at the U.S. Base Rate plus the Applicable Margin per annum, payable monthly in arrears on the last day of each and every month;

(c)	in respect of LIBOR Loans, interest at the LIBO Rate plus the Applicable Margin per annum, calculated on the basis of a year of 360 days and payable in arrears in the manner set out in paragraph 3.07;

(d)
in respect of each Letter of Credit, an administrative fee equal to one-eighth of one percent (0.125%) of the face amount of such Letter of Credit (without regard to the number of days to expiry of the Letter of Credit), payable to the Issuing Bank (for its own account) at the time of issuance of the said Letter of Credit by the Issuing Bank;

(e)
in respect of each Letter of Credit, (i) in respect of the period from the date of issuance of such Letter of Credit to the last day of then current Fiscal Quarter (both inclusive), a fee equal to the Applicable Margin multiplied by the face amount of such Letter of Credit multiplied by the number of days in such period and divided by three hundred and sixty-five (365), payable on the last day of such Fiscal Quarter; (ii) in respect of each subsequent Fiscal Quarter (other than the Fiscal Quarter in which the Letter of Credit shall expire), a fee equal to the Applicable Margin multiplied by the face amount of the Letter of Credit multiplied by the number of days in such Fiscal Quarter and divided by three hundred and sixty-five (365), payable on the last day of such Fiscal Quarter; and (iii) in respect of the Fiscal Quarter in which the Letter of Credit shall expire, a fee equal to the Applicable Margin multiplied by the face amount of such Letter of Credit multiplied by the number of days from such day to the date of expiry of such Letter of Credit (both inclusive) and divided by three hundred and sixty-five (365), payable on the last day of such Fiscal Quarter;

(f)	administrative fees charged by the Issuing Bank in accordance with its usual practice in respect of the issuance, amendment and renewal of Letters of Credit;

(g)
a standby fee with respect to the unused portion of the Revolving Facility, calculated on a daily basis as being the difference between the Revolving Facility Maximum Amount and the Outstanding Advances (other than amounts advanced under the Swingline) under the Revolving Facility, multiplied by 0.50% and divided by 365 which standby fee shall be payable quarterly in arrears on the last day of each Fiscal Quarter and also on the Maturity Date;

(h)
a standby fee with respect to the Swingline payable to the Swingline Lender, calculated on a daily basis as being the difference between the Swingline Limit and the Outstanding Advances under the Swingline, multiplied by 0.50% and divided by 365 which standby fee shall be payable quarterly in arrears on the last day of each Fiscal Quarter and also on the Maturity Date;

(i)
Upon the occurrence, and during the continuance, of an Event of Default, all Advances under the Revolving Facility then outstanding, and thereafter Advanced, will bear interest at a rate per annum two percent (2%) in excess of the rate of interest then otherwise applicable to such Advances;

(j)
the Revolving Facility can be terminated at any time prior to Maturity Date by the Borrower providing sixty (60) days prior written notice to the Agent, provided that, such termination shall only be effective upon the Borrower paying to the Lenders a termination fee as follows:

(i)
if the termination occurs after closing but prior to the first anniversary date of the first Advance under the Revolving Facility then the payment shall be in the amount of one and one half percent (1½%) of the Revolving Maximum Facility Amount; and

(ii)
if the termination occurs on or after the first anniversary date of the first Advance under the Revolving Facility and prior to the second anniversary date of the first Advance under the Revolving Facility then in an amount equal to one percent (1%) of the Revolving Maximum Facility Amount;

Except as otherwise provided in this Agreement, such payments shall be made to the Agent on behalf of the Lenders and the Agent shall promptly remit to each Lender its Proportionate Share of each such payment.

2.07	Revolving Facility Margin Limit

In this Agreement, "the Revolving Facility Margin Limit" means, at any time, an amount equal to the lesser of: (A) the Revolving Facility Maximum Amount; and (B) an amount determined at such time as follows:

(a)	eighty-five percent (85%) of Eligible Accounts Receivable; plus

(b)	the lesser of:

(x)
fifty percent (50%) of Eligible Inventory, on a FIFO basis, for raw materials inventory plus sixty percent (60%) of Eligible Inventory, on a FIFO basis, for finished goods inventory valued at lower of cost or market in accordance with GAAP plus twenty-five percent (25%) of Eligible Inventory comprising cores and

(y)
eighty-five percent (85%) of the net orderly liquidation value of the Eligible Inventory, including owned cores but excluding non-owned cores, as determined by the most recent appraisal obtained by the Agent, less

(c)	the reserves established by the Agent, from time to time, less

(d)	the Potential Statutory Priority Amount at such time.

The Revolving Facility Margin Limit shall be adjusted as at the date of each receipt by the Agent of a Borrowing Base Certificate and shall remain in effect until receipt by the Agent of a subsequent Borrowing Base Certificate; provided that if the Agent does not receive a Borrowing Base Certificate on or before the date required pursuant to paragraph 5.04(a), the Revolving Facility Margin Limit shall be reduced to nil until such time as a Borrowing Base Certificate is thereafter received by the Agent.  The Lenders shall have no obligation to make any portion of an Advance under the Revolving Facility to the extent that after making such Advance the Outstanding Advances under the Revolving Facility would exceed the Revolving Facility Margin Limit then in effect other than if the Agent determines, in its discretion, to permit such overadvance for a period of time not to exceed 14 days and for an amount not in excess of $5,000,000. If at any time, taking account of the currency exchange at the Equivalent Amount, the Advances outstanding under the Revolving Facility exceed the lesser of the Revolving Facility Margin Limited and the Revolving Facility Maximum Amount, such excess shall be paid by the Borrower to the Agent for the Lenders on a same day credit basis.

2.08	Letters of Credit under the Revolving Facility

(a)
Letters of Credit may be issued under the Revolving Facility for the account of the Borrower in United States Dollars provided the aggregate face amount of all Letters of Credit outstanding under the Revolving Facility at any time may not exceed $4,000,000. Letters of Credit will not be issued for the purpose of guaranteeing obligations of any Person (except a Company).  Each Letter of Credit shall have a term not in excess of three hundred sixty-four (364) days and in any event shall have a term which ends not less than fifteen (15) days prior to the Maturity.

(b)
Each request for the issuance of a Letter of Credit shall be delivered by the Borrower to the Issuing Bank and the Agent in accordance with the notice requirements set out in paragraph 3.02(a) herein, together with the Issuing Bank’s customary form of application and indemnity agreement completed to its satisfaction and the proposed form of the Letter of Credit (which shall be satisfactory to the Issue Bank and the Agent) and such other certificates, documents and other papers and information as the Issuing Bank may reasonably request.

(c)
The Agent shall notify each Lender of the principal amount, the number, and the expiration date of each Letter of Credit and the amount of such Lender’s participation therein. By the issuance of a Letter of Credit hereunder and without further action on the part of the Issuing Bank or the Lenders, each said Lender hereby accepts from the Issuing Bank a participation (which participation shall be nonrecourse to the Issuing Bank) in such Letter of Credit in such Lender’s Proportionate Share, effective upon the issuance of such Letter of Credit.  Each Lender hereby absolutely and unconditionally assumes, as primary obligor and not as a surety, and agrees to pay and discharge and to indemnify and hold the Issuing Bank harmless from liability in respect of, such Lender’s said Proportionate Share of the amount of any drawing under a Letter of Credit.  Each said Lender acknowledges and agrees that its obligation to acquire participations in each Letter of Credit issued by the Issuing Bank and its obligation to make the payments specified herein, and the right of the Issuing Bank to receive the same, in the manner specified herein, are absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default hereunder, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  The Issuing Bank shall review each draft and any accompanying documents presented under a Letter of Credit and shall notify each said Lender of any such presentment.  Promptly after it shall have ascertained that any draft and any accompanying documents presented under such Letter of Credit appear on their face to be in substantial conformity with the terms and conditions of the Letter of Credit, the Issuing Bank shall give notice to each said Lender and the Borrower of the receipt and amount of such draft and the date on which payment thereon will be made, and each said Lender shall, by 11:00 a.m. Toronto time on the date such payment is to be made, pay its said Proportionate Share of the amount so drawn under the Letter of Credit in immediately available funds, and the Issuing Bank shall make the appropriate payment to the beneficiary of such Letter of Credit.  The Borrower agrees to immediately reimburse each said Lender in an amount equal to the said payment by such Lender with interest thereon payable at the same rate and in the same manner as the Loan under the Revolving Facility.  The obligation of the Borrower under this section to reimburse the said Lenders and the Issuing Bank, as applicable, and the obligation of the Lenders to tender payment or reimbursement to the Issuing Bank for all drawings under Letters of Credit shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with their terms, irrespective of:

(i)	any lack of validity or enforceability of any Letter of Credit;

(ii)
the existence of any claim, setoff, defence or other right which the Borrower or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank or any Lender (other than the defence of payment in accordance with the terms of this Agreement or a defence based on the gross negligence or wilful misconduct of the Issuing Bank or any Lender) or any other Person in accordance with this Agreement or other transaction;

(iii)
any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; and

(iv)	any other circumstance or event whatsoever, whether or not similar to any of the foregoing.

(d)
In making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any non-compliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, not be deemed wilful misconduct or negligence of the Issuing Bank or any Lender.

(e)
The Issuing Bank and its correspondents may accept and act upon the name, signature, or act of any party purporting to be the executor, administrator, receiver, trustee in bankruptcy or other legal representative of any party designated in any Letter of Credit in the place of the name, signature, or act of such party.

2.09	Swingline

A portion of the Revolving Facility in the maximum amount of the Swingline Limit is hereby designated as the "Swingline" and shall be subject to the following terms and conditions (in addition to any other applicable terms and conditions contained in this Agreement):

(a)	The Swingline shall be established and maintained by the Swingline Lender.

(b)	The Outstanding Advances under the Swingline shall not at any time exceed the Swingline Limit.

(c)
The Swingline shall form a part of the Revolving Facility and, except to the extent provided in this section, shall be subject to all terms and conditions of this Article II, specifically including the Revolving Facility Margin Limit.

(d)
Subject to paragraph (e) below, Advances to and repayments by the Borrower under the Swingline shall be made by way of Swingline Advances in the following manner.  The Swingline Lender will make Advances into an account designated by the Borrower, from time to time as required in order to honour cheques drawn by the Borrower on such accounts which are presented to the Swingline Lender for payment. As deposits are made into such accounts by the Borrower, the Swingline Lender shall withdraw funds from such accounts from time to time and apply such funds as repayments under the Swingline.

(e)	Advances and repayments under the Swingline shall be without notice to or from the Borrower and shall be on a dollar for dollar basis (not subject to multiples).

(f)
The Swingline Lender may in its discretion at any time, by written notice to the Borrower, require the Borrower to reduce the Outstanding Advances under the Swingline by a specified amount (in this paragraph called the "Swingline Reduction Amount").  The Borrower agrees to promptly comply with any such request by making a repayment on the Swingline from its own resources or in its discretion and provided the Advance is available on the Revolving Facility by requesting an Advance, the proceeds of which shall be applied to reduce the Outstanding Advances under the Swingline accordingly.  If the Borrower fails to comply with any such request from the Swingline Lender within two (2) Business Days after receipt thereof, the Lenders agree that upon request by the Swingline Lender they will make Advances in an aggregate amount equal to the Swingline Reduction Amount, the proceeds of which shall be applied to reduce the Outstanding Advances under the Swingline.  Any Advance on the Revolving Facility to reduce the Swingline Advance is without effect on the Revolving Facility Maximum Amount.

2.10	Collection Days

Credit for payments shall be subject to the policy for collection days and credit for value of the Agent in effect from time to time.

ARTICLE 2A – TERM LOAN

2.01A	Establishment of the Term Loan

By execution and delivery of this Agreement, the Borrower is irrevocably requesting that the Lenders make the Term Loan, as a LIBO Rate Loan, available to the Borrower in one Advance on the Closing Date.  The Borrower will provide a written request for the Advance of the Term Loan on the Closing Date by way of a funding direction, which funding direction must be received by the Administrative Agent prior to 12:00 p.m. (Toronto time) one (1) business day prior to the Closing Date.  Subject to the terms and conditions in this Agreement, each Lender hereby agrees to provide its Proportionate Share of the Term Loan indicated opposite such Lenders name in Exhibit A under the heading "Term Loan Commitments" subject to all assignments contemplated by this Agreement. Any portion of the Term Loan not funded on the Closing Date shall be deemed cancelled.

2.02A	Purpose of the Term Loan

The Term Loan shall be used by the Borrower for general corporate purposes and working capital.

2.03A	Repayment of Term Loan

All Obligations under the Term Loan shall become due and payable on the earlier of: (i) the Acceleration Date and (ii) the Maturity Date.   The unpaid principal amount of all Obligations under the Term Loan shall become due and payable on the earlier of: (i) the Acceleration Date; (ii) the Maturity Date.  Interest on the Term Loan shall be payable in accordance with Section 2.05A (a).

2.04A	Availment Option for Term Loan

The Advance of the Term Loan shall be a LIBO Rate Loan and, save and except pursuant to Section 3.07(d) and 3.14 (and on the application of such Sections the Term Loan shall convert to a U.S. Dollar Base Rate Loan in accordance with the terms thereof), the Term Loan shall be a LIBO Rate Loan until it is repaid  in accordance with Section 2.03A.  The LIBO Rate applicable to all Obligations under the Term Loan shall be based on a thirty (30) day LIBOR Interest Period.  The initial LIBO Rate shall be set at the Closing Date for the period up to  the first LIBOR Business Day of the month following the Closing Date and thereafter the LIBO Rate applicable to the Obligations under the Term Loan shall be reset on and as of the first LIBOR Business Day of each month for the then following month until all Obligations under the Term Loan have been repaid in full.

2.05A	Interest and Fees for the Term Loan

In respect of the Advance under the Term Loan, the Borrower agrees to pay:

(a)
Interest at the LIBO Rate plus the Applicable Margin for LIBOR Loans per annum, calculated on the basis of year of 360 days and payable in arrears in the manner set out in paragraph 3.07 (on the conversion of the Term Loan to a U.S. Dollar Base Rate Loan in accordance with Section 3.07(d) and/or Section 3.14 interest shall accrue at the U.S. Dollar Base Rate plus the Applicable Margin for such U.S. Dollar Base Rate Loans per annum, payable monthly in arrears from the last day of each and every month);

(b)	A closing fee payable in connection with the Advance of the Term Loan, which closing fee will be payable as follows:

(i)	U.S. $250,000.00 to be paid on or prior to the Closing Date; and

(ii)
U.S.$350,000.00 (the "Maturity Date Fee") to be paid on the earlier of the Acceleration Date or the Maturity Date; provided that, if the Agent participates in the extension or refinancing of this Facility (whether or not the borrower under such extension or refinancing is Fenwick, Introcan or Motorcar), the Maturity Date Fee will be credited by the Agent toward the payment of any similar fee payable to the Agent in connection with such refinancing;

(c)
Upon the occurrence, and during the continuance, of an Event of Default, all Obligations  under the Term Loan then outstanding (including all accrued but unpaid interest), will bear interest at a rate per annum equal to two percent (2%) in excess of the rate of interest then otherwise applicable to the Term Loan;

(d)
Outstanding Obligations under the Term Loan may be repaid at any time without penalty in incremental multiples of $250,000 upon written notice to the Agent upon at least one (1) prior Business Day’s notice.

Except as otherwise provided in this Agreement, such payments of the Term Loan shall be made to the Agent on behalf of the Lenders and the Agent promptly remit to each Lender its proportionate share of each such payment.

2.06A	No Re-Borrowing

Any repayment of the Term Loan may not be re-borrowed.

ARTICLE 3 - GENERAL CONDITIONS

3.01	Interest

(a)
Unless otherwise indicated, interest on any outstanding principal amount shall be calculated daily and shall be payable monthly in arrears on the last day of each and every month.  If the last day of a month is not a Business Day, the interest payment due on such day shall be made on the next Business Day, and interest shall continue to accrue on the said principal amount and shall also be paid on such next Business Day.  Interest shall accrue from and including the day upon which an Advance is made, and ending on but excluding the day on which such Advance is repaid.  Any change in the Base Rate or the Prime Rate shall cause an immediate adjustment of the interest rate applicable; in each case without the necessity of any notice to the Borrower.

(b)
Unless otherwise stated, in this Agreement if reference is made to a rate of interest, fee or other amount "per annum" or a similar expression is used, such interest, fee or other amount shall be calculated on the basis of a year of three hundred and sixty (360) days, or, if applicable, in relation to loans based on the Prime Rate, three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be.  If the amount of any interest, fee or other amount is determined or expressed on the basis of a period of less than one year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, the equivalent yearly rate is equal to the rate so determined or expressed, divided by the number of days in the said period, and multiplied by the actual number of days in that calendar year.

(c)
Notwithstanding any other provisions of this Agreement, if the amount of any interest, premium, fees or other monies or any rate of interest stipulated for, taken, reserved or extracted under any Loan Document would otherwise contravene the provisions of Section 347 of the Criminal Code (Canada), Section8 of the Interest Act (Canada) or any successor or similar legislation, or would exceed the amounts which any Lender is legally entitled to charge and receive under any law to which such compensation is subject, then such amount or rate of interest shall be reduced to such maximum amount as would not contravene such provision; and to the extent that any excess has been charged or received such Lender shall apply such excess against the Outstanding Advances and refund any further excess amount.

(d)	[Intentionally Deleted]

3.02	Notice Periods

(a)	The Borrower shall provide written notice to the Agent in respect of Advances, Rollovers, Conversions and Repayments to the extent set out below:

(i)	no notice is required for Advances and repayments in respect of Swingline Advances;

(ii)	except as provided in clause (i) above, one (1) Business Day’s notice is required before 10:00 a.m. Toronto time in respect of any Advance, Rollover, Conversion or voluntary Repayment; and

(iii)	notwithstanding the foregoing, if an Advance relates to the issuance of a Letter of Credit, three (3) Business Days’ notice is required before 10:00 a.m. Toronto time.

(b)
Notice of any Advance, Rollover, Conversion or voluntary Repayment referred to in paragraph (a) above shall be given in the form of a Drawdown Request, Rollover Notice, Conversion Notice or Repayment Notice, as the case may be, attached hereto as Exhibits, and shall be given to the Agent at its address provided herein.

(c)	If notice is not provided as contemplated herein with respect to the maturity of any LIBOR Loan, the Agent may convert such LIBOR Loan upon its maturity into a U.S. Dollar Base Rate Loan.

(d)	Any conversion from one form of Availment Option to another shall be subject to satisfaction of all terms and conditions applicable to the form of the new Availment Option.

(e)	With respect to the Term Loan, no Advance thereunder will be made after the Closing Date and any Repayment of the Term Loan may not be re-borrowed.

3.03	Minimum Amounts, Multiples and Procedures re Drawdowns, Conversions and Repayments

(a)	Each request by the Borrower for an Advance or Conversion in the form of a U.S. Dollar Base Rate Loan shall be in a minimum amount of U.S. $1,000,000 and a multiple of U.S. $100,000.

(b)
Each request by the Borrower for an Advance or Conversion in the form of a LIBOR Loan shall be in a principal amount such that each Lender’s Proportionate Share thereof shall be an amount which is not less than U.S. $1,000,000 and in a multiple of U.S. $100,000.

(c)
Upon receipt of a Drawdown Request under the Revolving Facility, the Agent shall promptly notify each Lender of the contents thereof and such Lender’s Proportionate Share of such Advance. Such Drawdown Request shall not thereafter be revocable.

(d)
Each Advance under the Facilities shall be made by the Lenders to the Agent at its address referred to herein or such other address as the Agent may designate by notice in writing to the Lenders from time to time.  Each Lender shall make available its Proportionate Share of each Advance to the Agent.  Unless the Agent determines that any condition of the Advance has not been satisfied or waived, the Agent shall make the funds so received from the Lenders available to the Borrower by 2:00 p.m. (Toronto time) on the requested date of the Advance.  No Lender shall be responsible for any other Lender’s obligation to make available its Proportionate Share of the said Advance.

(e)
All payments of principal, interest and other amounts made by the Borrower to the Agent in respect of the Outstanding Advances shall be paid by the Agent to the respective Lenders in accordance with each Lender’s Proportionate Share thereof.

3.04	Place of Advances and Repayments

(a)
All payments of principal, interest and other amounts to be made by the Borrower pursuant to this Agreement shall be made to the Agent at its address provided herein or to such other address as the Agent may direct in writing from time to time.  All such payments received by the Agent on a Business Day before 2:00 p.m. (Toronto time) shall be treated as having been received by the Agent on that day and any payments made after such time on a Business Day shall be treated as having been received by the Agent on the next Business Day.

(b)
Whenever any payment shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.  Interest shall continue to accrue and be payable thereon as provided herein, until the date on which such payment is received by the Agent.

(c)
The Borrower hereby irrevocably authorizes the Agent to debit any account maintained by such Borrower with the Agent from time to time in order to pay any amount of principal, interest, fees, expenses or other amounts payable by such Borrower pursuant to this Agreement.

3.05	Notes

Any Lender may, but shall not be obliged to, request the Borrower to execute and deliver promissory notes from time to time as additional evidence of the Obligations, in which event the Borrower will execute and deliver a note presented in form consistent with and subject to this Agreement within two Business Days of such request.

3.06	Determination of Equivalent Amounts

Whenever it is necessary or desirable at any time to determine the Equivalent Amount in Canadian Dollars of an amount expressed in U.S. Dollars, or vice-versa (specifically including the determination of the Equivalent Amount in Canadian Dollars of an Advance made in U.S. Dollars, the determination of each Lender’s Proportionate Share of any Repayment on any date, and the determination of whether the Outstanding Advances under the Revolving Facility exceed the maximum amount of credit available thereunder), the Equivalent Amount shall be determined by reference to the Exchange Rate on the date of such determination.

3.07	Special Provisions Regarding LIBOR Loans

The following provisions are applicable to LIBOR Loans made by any Lender to the Borrower:

Drawdown Procedures

(a)
Upon receipt by the Agent from the Borrower of a Drawdown Request, Conversion Notice or Rollover Notice in respect of a LIBOR Loan, the Agent will promptly advise the Borrower of the LIBO Rate, such rate to be determined as at approximately 11:00 a.m. London, England time, two (2) LIBOR Business Days before the commencement of the LIBOR Period for such LIBOR Loan.

(b)	No more than five (5) individual Advances made at the LIBO Rate may be in effect at any time under the Revolving Facility.

Interest Payment Dates for LIBOR Loans

(c)
Interest in respect of any LIBOR Loan shall be calculated on the basis of a year of three hundred and sixty (360) days. Interest in respect of any LIBOR Loan with a LIBOR Period of between one (1) and three (3) months (inclusive) shall be payable at the time the principal amount of such LIBOR Loan is payable.  Interest in respect of any LIBOR Loan with a LIBOR Period longer than ninety (90) days shall be payable in arrears every ninety (90) days commencing on the 90th day following the commencement of such LIBOR Period, and also at the time the principal amount of such LIBOR Loan is payable.

Laws Applicable to LIBOR Loans

(d)
The Borrower acknowledges that the ability of the Lenders to maintain or provide any LIBOR Loan and/or to charge interest on any LIBOR Loan at the LIBO Rate is and will be subject to any statute, law, regulation, rule or direction by any Governmental Authority having jurisdiction which may prohibit or restrict or limit such loans and/or such interest.  The Borrower agrees that the Lenders shall have the right to comply with any such requirements and, if the Agent determines it to be necessary as a result of such requirement, the Agent may convert any LIBOR Loan to a U.S. Dollar Base Rate Loan or require immediate repayment of all LIBOR Loans, including accrued interest thereon and all applicable breakage costs pursuant to Section 3.08.

3.08	Breakage Costs

The Borrower acknowledges that Advances made by a Lender by way of LIBOR Loans may not be repaid prior to the maturity thereof.  If any such Advance is repaid or converted prior to the scheduled maturity date thereof (whether as a result of acceleration or otherwise), the Borrower agrees to pay to the Agent on behalf of such Lender upon demand all losses, damages, costs and expenses which such Lender has incurred or may incur as a result of such Repayment or Conversion prior to the said scheduled maturity date, as determined by such Lender in accordance with its usual practice.  Any requesting Lender shall provide the Borrower with a written certificate showing the amount of such claim, which shall be deemed to be prima facie correct.

3.09	Illegality

The obligation of any Lender to make Advances hereunder shall be suspended if and for so long as it is unlawful or impossible for such Lender to maintain the Facilities or make Advances hereunder as a result of the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency.

3.10	Yield Protection

(a)	Increased Costs Generally. If any Change in Law shall:

(i)
impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)
subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof, except the imposition, or any change in the rate, of any Excluded Tax payable by such Lender and without duplication with respect to any Indemnified Taxes or Other Taxes paid or indemnified in accordance with Section 3.11; or

(iii)	impose on any Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then upon request of such Lender the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or the Letters of Credit issued or participated in by such Lender, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of its holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

3.11	Taxes

(a)           Payments Subject to Taxes.  If any Company, the Agent, or any Lender is required by Applicable Law to deduct or pay any Indemnified Taxes (including any Other Taxes) in respect of any payment by or on account of any obligation of a Company hereunder or under any other Loan Document, then (i) the sum payable shall be increased by that Company when payable as necessary so that after making or allowing for all required deductions and payments (including deductions and payments applicable to additional sums payable under this Section) the Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or payments been required, (ii) the Company shall make any such deductions required to be made by it under Applicable Law and (iii) the Company shall timely pay the full amount required to be deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Borrower shall not be obligated to make payment to the Agent or Lender (as the case may be) in respect of such penalties, interest or other liabilities attributable to any Indemnified Taxes or Other Taxes is such penalties, interest and other liabilities are attributable to the gross negligence or wilful misconduct of such Agent or Lender.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Company to a Governmental Authority, the Company shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, at the request of the Borrower, deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, (a) any Lender, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to withholding or information reporting requirements, and (b) any Lender that ceases to be, or to be deemed to be, resident in Canada for purposes of Part XIII of the Income Tax Act (Canada) or any successor provision thereto shall within five days thereof notify the Borrower and the Agent in writing.

(f)           Treatment of Certain Refunds and Tax Reductions.  If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which a Company has paid additional amounts pursuant to this Section 3.11 or that, because of the payment of such Taxes or Other Taxes, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to the Borrower or Company, as applicable, an amount equal to such refund or reduction (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Company under this Section 3.11 with respect to the Taxes or Other Taxes giving rise to such refund or reduction), net of all out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any net after-Tax interest paid by the relevant Governmental Authority with respect to such refund).  The Borrower or Company as applicable, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower or Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender if the Agent or such Lender is required to repay such refund or reduction to such Governmental Authority.  This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

3.12	Mitigation Obligations: Replacement of Lenders

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.10, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender (including, without limitation, pursuant to Section 3.11), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  Upon any such determination or assignment, such Lender shall deliver or cause to be delivered to the Agent and Borrower the documentation specified in and to the extent required by Section 3.11(e).

(b)           Replacement of Lenders.  If any Lender requests compensation hereunder, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant hereto, if any Lender’s obligations are suspended pursuant hereto or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon 10 days’ notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by this Agreement), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)	the Borrower pays the Agent the assignment fee;

(ii)
the assigning Lender receives payment of an amount equal to the outstanding principal of its Loans and participations in disbursements under Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to a Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)	in the case of any such assignment resulting from a claim for compensation or payments required to be made, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)	such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

3.13	Illegality

If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Loan (or to maintain its obligation to make any Loan), or to participate in, issue or maintain any Letter of Credit (or to maintain its obligation to participate in or to issue any Letter of Credit), or to determine or charge interest rates based upon any particular rate, then, on notice thereof by such Lender to the Borrower through the Agent, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Agent), prepay or, if conversion would avoid the activity that is unlawful, convert any Loans, or take any necessary steps with respect to any Letter of Credit in order to avoid the activity that is unlawful.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.14	Inability to Determine Rates Etc

If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or that the LIBO Rate for any requested LIBOR Interest Period with respect to a proposed LIBO Rate Loan (either under the Revolving Facility or the Term Loan) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing, conversion or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

3.15	Special Provisions Regarding Defaulting Lenders

Defaulting Lenders

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lenders is a Defaulting Lender:

(a)	the standby fee payable pursuant to Section 2.6 shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender under the Revolving Facility;

(b)
the Commitment of such Defaulting Lender under the Revolving Facility shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver);

(c)
if any Swingline Advances or Letters of Credit are outstanding at the time a Lender is a Defaulting Lender, the Borrower shall within one Business Day following notice by the Agent (i) prepay such outstanding Swingline Advances or, if agreed by such Swingline Lender, cash collateralize that portion of  outstanding Swingline Advances that is risk participated to the Defaulting Lender and (ii) cash collateralize that portion of  outstanding Letters of Credit that is risk participated to the Defaulting Lender;

(d)
so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that 100% of the related exposure will be covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower;

(e)
any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender, shall, in lieu of being distributed to such Defaulting Lender, be retained by the Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank and Swingline Lender hereunder, (iii) third, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, (iv) fourth, if so determined by the Agent, held in such account as cash collateral for future funding obligations of the Defaulting Lender of any Loans under this Agreement and (v) fifth,  to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; and

(f)	the Lead Arranger will work with the Borrower to identify and complete steps to replace the Defaulting Lender on a commercially reasonable basis.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

4.01	Representations and Warranties

The Borrower hereby represents and warrants to the Agent and the Lenders as follows, with respect to itself and also with respect to each of its Subsidiaries:

(a)
Status – It has been duly incorporated and organized, is validly subsisting under the laws of its governing jurisdiction and is up-to-date in respect of all material partnership, corporate or similar material filings.

(b)
Information – Schedule 4.01(b) attached hereto contains a list of all Companies as at the date of this Agreement, and the following information in respect of each Company: jurisdiction of incorporation or establishment, present governing jurisdiction, registered office, principal place of business, all locations at which it has places of business or owns assets and its bank accounts.  The Borrower also agrees to provide similar information in respect of all or any of the Companies to the Agent promptly upon its request from time to time.

(c)
Corporate Structure  The corporate structure of the Borrower and its Subsidiaries is, as at the Closing Date as set out in Schedule 4.01(c), and, no Person has an agreement or option or any other right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares in the capital of any Company.

(d)
No Pending Changes – No Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase of any properties or assets of any Company out of the ordinary course of business or for the purchase, subscription, allotment or issuance of any debt or equity securities of any Company except as set out in Schedule 4.01(c).

(e)
No Conflicts under Material Agreements or Material Permits – Except as disclosed in Schedule 4.01(e), the execution and delivery by each Material Company of those Loan Documents to which it is a party, and the performance of its obligations thereunder, will not conflict with, result in a breach of or require any approval or consent under any Material Agreement or Material Permit, other than consents or approvals which have been obtained unconditionally and without imposition of any material conditions.

(f)
No Conflict with Charter Documents – There are no provisions contained in the charter documents, or by-laws of any Material Company, or any partnership agreement, shareholders’ agreement, voting trust agreement or similar agreement relating thereto, which restrict or limit its powers to borrow money, issue debt obligations, guarantee the payment or performance of the obligations of others or encumber all or any of its present and after-acquired property or which would be contravened by the execution and delivery of those Loan Documents to which it is a party or the performance of its obligations thereunder.

(g)
Loan Documents – The Borrower has the capacity, power, legal right and authority to borrow from the Lenders, perform its obligations under this Agreement and provide the Security required to be provided by it hereunder.  Each other Material Company has the capacity, power, legal right and authority to guarantee payment to the Agent and the Lenders of the Obligations and to provide the Security required to be provided by it hereunder.  The execution and delivery of the Loan Documents by the Material Companies and the performance of their respective obligations therein have been duly authorized by all necessary action.  This Agreement and the other Loan Documents constitute legal, valid and binding obligations of the Material Companies, enforceable against them in accordance with the terms and provisions thereof, subject to laws of general application affecting creditors’ rights and the discretion of the court in awarding equitable remedies.

(h)
Conduct of Business; Material Permits – Each Company is in compliance in all material respects with all Applicable Laws of each jurisdiction in which it carries on business and is duly licensed, registered and qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property owned or leased by it make such qualification necessary, except to the extent that the failure to hold any such licences, registrations and permits would not constitute a Material Adverse Change.  Attached hereto as Schedule 4.01(h) is a true and complete list of all Material Permits, and all such Material Permits are valid and subsisting and in good standing.

(i)
Ownership of Assets; Specific Permitted Liens – Each Company owns and possesses its undertaking, property and assets free and clear of any and all Liens except for Permitted Liens. No Company has any commitment or obligation (contingent or otherwise) to grant any Liens except for Permitted Liens. Schedule 4.01(i) attached hereto contains a true and complete list of the Specific Permitted Liens.  No event has occurred which constitutes, or which with the giving of notice, lapse of time or both would constitute, a material default under any said Specific Permitted Lien.

(j)
Ownership – Schedule 4.01(j) attached hereto contains a true and complete list of the material assets owned by each Company, identifies by owning Company and the jurisdiction where such are located. The delivery of each Borrowing Base Certificate is a representation and warranty as to the contents thereof, including the status of the Eligible Accounts Receivable and Eligible Inventory as eligible and owned free and clear of Liens.

(k)	Leased Properties –Schedule 4.01(k) attached hereto is a true and complete list, with details of the lease terms of the Leased Properties.

(l)
Intellectual Property – Each Company, if applicable, possesses or has the right to use all licenses, franchises, permits, registrations, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other forms of intellectual property material to the conduct of its business, each of which is in good standing in all material respects, and has the right to use such intellectual property without violation of any material rights of others with respect thereto. Schedule 4.01(l) attached hereto contains a true and complete list of all Material Intellectual Property.

(m)
Insurance – The Companies have placed insurance, including property, boiler and machinery, business interruption and liability insurance, in appropriate amounts and for appropriate risks as would reasonably be considered prudent for similar businesses. Attached hereto as Schedule 4.01(m) is a true and complete list of all insurance policies held by the Companies.

(n)
Material Agreements – Schedule 4.01(n) attached hereto contains a true and complete list of all Material Agreements, including a brief description of the nature of each Material Agreement.  Each said Material Agreement is in good standing and in full force and effect; and none of the Companies is in material breach of any of the terms or conditions contained therein.

(o)
Labour Agreements – Except as disclosed in Schedule 4.01(o) attached hereto there are no labour agreements in effect between the Companies and any labour union or employee association and the Companies are not under any obligation to assume any labour agreements to or conduct negotiations with any labour union or employee association with respect to any future agreements; and the Borrower is not aware of any current attempts to organize or establish any such labour union or employee association.  There are no strikes or other labor disputes pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries.  The required hours worked, payments made to the employees of the Borrower and its Subsidiaries and working conditions are in material compliance with the Fair Labor Standards Act and other applicable law dealing with such matters.

(p)
Environmental Laws – Each Company and its business, operations, assets, equipment, property, leaseholds and other facilities is in compliance in all material respects with all Requirements of Environmental Law, specifically including all Requirements of Environmental Law concerning the storage and handling of Hazardous Materials.  Each Company holds all material permits, licenses, certificates and approvals from Governmental Authorities which are required in connection with (i) air emissions; (ii) discharges to surface or groundwater; (iii) noise emissions; (iv) solid or liquid waste disposal; and (v) the use, generation, storage, transportation or disposal of Hazardous Materials.  There has been no material emission, spill, release, or discharge into or upon (i) the air; (ii) soils, or any improvements located thereon; (iii) surface water or groundwater; or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any Hazardous Materials at or from any of the Properties, and except as disclosed in Schedule 4.01(p) attached hereto there has been no complaint, order, directive, claim, citation, or notice from any Governmental Authority or any other Person with respect to (i) air emissions; (ii) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing any of the Properties; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation, or disposal of Hazardous Materials; or (vi) other Requirements of Environmental Law affecting the Properties or the Companies taken as a whole.  Except as disclosed in Schedule 4.01(p) attached hereto there are no legal or administrative proceedings, investigations or claims now threatened or pending, with respect to the presence on or under, or the discharge, emission, spill, radiation or disposal into or upon any of the Properties, the atmosphere, or any watercourse or body of water, of any Hazardous Material; nor are there any material matters under discussion with any Governmental Authority relating thereto; and there is no factual basis for any such proceedings, investigations or claims.  The Companies have no material indebtedness, obligation or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup or disposal of any Hazardous Materials (including without limitation any such indebtedness, obligation, or liability under any Requirements of Environmental Law regarding such storage, treatment, cleanup or disposal).

(q)
No Litigation – Except as disclosed in Schedule 4.01(q) attached hereto, there are no claims, actions, suits or proceedings pending, or to the knowledge of the Borrower threatened, against any Company in any court or before or by any federal, provincial, municipal or other Governmental Authority in which the amount claimed is in excess of Five Hundred Thousand Dollars ($500,000).

(r)
Pension Plans – The Companies and ERISA Affiliates have not established any Pension Plans except as disclosed in Schedule 4.01(r) attached hereto.  No steps have been taken to terminate any such Pension Plan (in whole or in part), no contribution failure has occurred with respect to any such Pension Plan sufficient to give rise to a Lien under any Applicable Laws of any jurisdiction (other than a Permitted Lien), and no condition exists and no event or transaction has occurred with respect to any such Pension Plan which could result in the incurrence by any Company of any material liability, fine or penalty.  Each such Pension Plan is in compliance in all material respects with all applicable pension benefits and tax laws, (i) all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency or funding vehicle or losing its qualified status under the Revenue Code in accordance with all Applicable Laws and the terms of such Pension Plan have been made in accordance with all Applicable Laws and the terms of such Pension Plan, except for amounts which are immaterial, (ii) all liabilities under such Pension Plan are funded, on a going concern and solvency basis, in accordance with the terms of the respective Pension Plans, the requirements of applicable pension benefits laws and of applicable regulatory authorities and the most recent actuarial report filed with respect to the Pension Plan, and (iii) no event has occurred and no conditions exist with respect to any such Pension Plan that has resulted or could reasonably be expected to result in such Pension Plan having its registration revoked or refused for the purposes of any applicable pension benefits or tax laws or funding vehicle or losing its qualified status under the Revenue Code or being placed under the administration of any relevant pension benefits regulatory authority or being required to pay any taxes or penalties under any applicable pension benefits or tax laws.

(s)
Financial Statements – The most recent Year-End Financial Statements and Interim Financial Statements of the Borrower delivered to the Agent and the Lenders have been prepared in accordance with GAAP (except that in the case of the Interim Financial Statements, subject to normal adjustments and the absence of footnotes) on a basis which is consistent with the previous fiscal period, and present fairly:

(i)	its assets and liabilities (whether accrued, absolute, contingent or otherwise) and financial condition as at the dates therein specified;

(ii)	its sales, earnings and results of its operations during the periods covered thereby; and

(iii)	in the case of the Year-End Financial Statements, its changes in financial position;

and the Companies (taken as a whole) have no material liabilities (whether accrued, absolute, contingent or otherwise) except as disclosed therein and liabilities incurred in the ordinary course of business; and since the dates of the said Year-End Financial Statements and Interim Financial Statements, as the case may be, no material liabilities have been incurred by the Borrower on a consolidated basis except in the ordinary course of business and except for the Debt to Motorcars and no Material Adverse Change has occurred.

(t)
Financial and Other Information – All financial and other information provided in writing by or in respect of the Companies to the Agent or the Lenders was true, correct and complete in all material respects when provided.  No information, exhibit, or report furnished by the Borrower to the Agent or the Lenders contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the circumstances in which it was made.

(u)	Guarantees – No Guarantees have been granted by any Company, except for Guarantees which comprise part of the Security and those listed in Schedule 4.01 (u).

(v)
Taxes – Each Company has duly and timely filed all tax returns required to be filed by it, and has paid all taxes which are due and payable by it, (i) except for amounts which are immaterial and (ii) also except for any taxes which are being contested in good faith and in respect of which reasonable reserves have been established.  Each Company has also paid all other taxes, charges, penalties and interest due and payable under or in respect of all assessments and re-assessments of which it has received written notice, (i) except for amounts which are immaterial and (ii) also except for any assessments or re-assessments are being contested in good faith and in respect of which reasonable reserves have been established.  There are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of the Borrower, threatened against any Company in respect of taxes, governmental charges or assessments or any material matters under discussion with any Governmental Authority relating to taxes, governmental charges or assessments asserted by any such Governmental Authority.

(w)
Statutory Liens – Each Company has remitted on a timely basis all amounts required to have been withheld and remitted (including withholdings from employee wages and salaries relating to income tax, employment insurance and Canada Pension Plan contributions), goods and services tax and all other amounts which if not paid when due could result in the creation of a Statutory Lien against any of its property, except for Permitted Liens.

(x)	No Default, etc. – No Default, Event of Default or Material Adverse Change has occurred and is continuing.

(y)
Full Disclosure – There are no facts known to the Borrower which could materially adversely affect the ability of the Companies (taken as a whole) to observe and perform their respective obligations under this Agreement and the Security.

(z)
Margin Stock – It is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the U.S. Federal Reserve System), and no part of the proceeds of any Advance or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.  The extensions of credit under this Agreement shall not violate Regulation U, T or X of said Board of Governors.

(aa)	Investment Company – It is not an "investment company’ nor a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(bb)
ERISA – Each Plan subject to ERISA and the Revenue Code is in compliance in form and operation in all material respects with ERISA, the Revenue Code and other Applicable Law.  With respect to each such Pension Plan, (i) there is no failure to meet the minimum funding standard of Section 302 of ERISA and Section 412 of the Revenue Code and there has been no waived funding deficiency within the meaning of Section 303 of ERISA or Section 412 of the Revenue Code; (ii) no liability has been, or is reasonably expected to be, incurred to the PBGC or under Title IV of ERISA, other than liability to PBGC for required premiums under Section 4007 of ERISA; (iii) there has been no Reportable Event and no event or condition exists which presents a material risk that the PBGC would institute proceedings to terminate the Plan or would appoint a trustee to administer the Plan; (iv) the present value of all vested benefits does not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA.  None of the Borrower, its Subsidiaries, or any ERISA Affiliate (i) has any unfulfilled obligation to contribute to any Multiemployer Plan; (ii) has incurred or reasonably expects to incur withdrawal liability, as defined in Section 4201 of ERISA, with respect to any Multiemployer Plan; (iii) has received any notification that a Multiemployer Plan is in Reorganization, as defined in Section 4241(a) of ERISA, or is subject to Section 305 of ERISA or Section 432 of the Revenue Code or reasonably expects a Multiemployer Plan to be in Reorganization or subject to the requirements of Sections 305 of ERISA or 432 of the Revenue Code; (iv) has any liability for post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Article 6 of Title I of ERISA or as required under U.S. State law requirements for health continuation coverage or (v) has incurred any material liability, and no circumstances exist pursuant to which such liability could be imposed, under Sections 4980B, 4980D or 5000 of the Revenue Code or Sections 409 and 50291 of ERISA.  No Prohibited Transaction has occurred with respect to any Plan.  There is no outstanding material liability with respect to any Pension Plan subject to Title IV of ERISA or any Multiemployer Plan which was previously maintained by or to which contributions were made or required to be made by the Borrower, any of its Subsidiaries or any ERISA Affiliate, or any entity that heretofore was an ERISA Affiliate.

(cc)
OFAC – It is not in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.  No Company (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has more than 10% of its assets located in Sanctioned Entities, or (iii) derives more than 10% of its revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.

(dd)
Non-Arm’s Length Transaction - All material agreements, arrangement or transactions between any Company, on the one hand, and any Associate of, Affiliate of or other Person not dealing at arm’s length with such Company (other than another Company), on the other hand, in existence at the date hereof are set forth on Schedule 4.01(dd), but excluding compensation in the ordinary course of business.

4.02	Survival of Representations and Warranties

The representations and warranties set out in Section 4.01 will be deemed to be repeated by the Borrower in all material respects as of the date of each request for new Advance by the Borrower.

ARTICLE 5 - COVENANTS

5.01	Positive Covenants

The Borrower hereby covenants and agrees with the Agent and the Lenders that it will, and will cause each of its respective Subsidiaries to:

(a)	Prompt Payment – in the case of the Borrower, punctually pay all principal, interest and other amounts due hereunder at the times and in the manner specified herein;

(b)
Preservation of Existence – maintain its existence in good standing, preserve its rights, powers, licences, privileges, franchises and goodwill, exercise any rights of renewal or extensions of any leases, licences, concessions, franchises or any other rights whatsoever which are material to the conduct of its business, maintain all material qualifications to carry on business in each jurisdiction in which such qualifications are required;

(c)
Compliance with Laws – comply in all material respects with all Applicable Laws (specifically including, for greater certainty, all applicable Requirements of Environmental Law), use the proceeds of all Advances hereunder for legal purposes, and obtain and maintain in good standing all material leases, licences, permits and approvals from any and all Governmental Authorities required in respect of its business and operations;

(d)
Payment of Taxes, etc. – pay when due all rents, taxes, rates, levies, assessments and governmental charges, fees and dues lawfully levied, assessed or imposed in respect of its property which are material to the conduct of its business, remit on a timely basis all taxes collected or withheld for remittance and deliver to the Agent upon request receipts evidencing such payments; except for rents, taxes, rates, levies, assessments and governmental charges, fees or dues in respect of which an appeal or review proceeding has been commenced, a stay of execution pending such appeal or review proceeding has been obtained, reasonable reserves have been established in accordance with GAAP; and the amounts in question do not in the aggregate materially detract from the ability of the Companies (taken as a whole) to carry on their businesses and to perform and satisfy all of their respective obligations hereunder;

(e)	Maintain Records – maintain adequate books, accounts and records in accordance with GAAP;

(f)	Maintenance of Properties – keep its property and assets (other than obsolete assets) in good repair and working condition;

(g)
Inspection – permit the Agent and its Lenders and their employees and agents, upon reasonable notice, to enter upon and inspect their properties, assets, books and records from time to time on reasonable notice and during normal business hours and in a manner which does not materially interfere with the operations of the Companies, and make copies of and abstracts from such books and records, and discuss their affairs, finances and accounts with any of their officers, directors, accountants and auditors; provided however that such prior notice shall not be required if a Default has occurred and is continuing and specifically there will be field examinations conducted no less often than twice in each Fiscal Year and inventory appraised annually with additional field examinations and appraisals conduced at the discretion of the Agent, each at the cost of the Borrower;

(h)
Insurance Coverage – obtain from financially responsible insurance companies and maintain liability insurance, all-risks property insurance on a replacement cost basis (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated businesses and properties); all of which policies of insurance shall be in such amounts as may be reasonably required by the Agent and shall include a standard mortgage clause approved by the Insurance Bureau of Canada (or an equivalent clause in respect of all U.S. Companies); and the interest of the Agent shall be noted as an additional insured on all liability insurance policies and as first mortgagee and loss payee on all other insurance policies; and the Agent shall be provided with certificates of insurance and certified copies of such policies from time to time upon request;

(i)
Perform Obligations – fulfill all covenants and obligations required to be performed by it under those Loan Documents to which it is a party, and any other agreement or undertaking now or hereafter made between it and the Lenders or the Agent;

(j)
Notice of Certain Events – provide prompt notice to the Agent of: (i) the occurrence of any material Default or Event of Default (for greater certainty, whether or not such Default or Event of Default is continuing); (ii) the incorrectness of any representation or warranty contained herein in any material respect; (iii) any material contravention of or non-compliance by any Material Company with any terms and conditions of any Loan Document; (iv) any Material Adverse Change; (v) any  litigation which is material in relation to the Companies taken as a whole or in which the amount claimed is in excess of Two Hundred Fifty Thousand Dollars ($250,000); and (vi) any notice of default, termination or suspension received by any Company in respect of any material Debt or in respect of any Material Agreement or Material Permit;

(k)
ERISA – in the case of the U.S. Companies, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could result in the imposition of a Lien other than a Permitted Lien against any of its properties; promptly notify the Agent of (i) the occurrence of any Reportable Event with respect to a Plan, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any Plan subject to Title IV of ERISA including any complete or partial withdrawal from a Multiemployer Plan, and (iv) the occurrence of any event with respect to any Plan which would result in the incurrence by it or any Subsidiary of any material liability, fine or penalty, or any material increase in its contingent liability with respect to any post-retirement Welfare Plan benefit;

(l)
Patriot Act – in the case of the U.S. Companies, the Borrower acknowledges and agrees that pursuant to the provisions of the USA Patriot Act (Title III of the Pub. L. 107-56) signed into law October 26, 2001 (the "Patriot Act"), the Agent and any Lender may be required to obtain, verify and record information with respect to the Companies; and the Borrower hereby agrees to cooperate with the Agent and each Lender and provide them with all information they may require in order to fulfil their obligations under the Patriot Act; and without limiting the generality of the foregoing, the Borrower agrees to use commercially reasonable efforts to obtain the consent of any of their respective officers, directors and employees whose consent to the disclosure of any such information is required under applicable privacy legislation in Canada;

(m)
Delivery of Share Certificates – deliver all original share certificates representing shares in the capital of any Company which are subject to the Security together with a duly completed stock transfer power of attorney;

(n)
Further Information – provide the Agent and the Lenders with such further information concerning the Companies as they may reasonably require from time to time, specifically including without limiting the generality of the foregoing particulars of material intellectual property owned or licenced by the Companies;

(o)
Bank Accounts – except as agreed to in writing by the Agent, and as to the Mexican Company, maintain all of the Companies’ bank accounts with M&T Bank on the basis of blocked accounts, lock box, collection and disbursement accounts as required by the Agent, from time to time, and cause all collections to be directed to and promptly deposited in the form received to the blocked accounts or lock box as directed by the Agent;

(p)
Affiliate Transactions  No Material Company shall engage in any transaction with any Affiliate on terms that are less favorable to such Material Company than those that might be obtained at the time from unaffiliated third parties, provided that the foregoing restrictions shall not apply to (a) transactions exclusively among Material Companies permitted by this Agreement and (b) usual and customary indemnification obligations in the organizational documents of Material Companies related to acts and omissions of their officers and directors;

(q)
Location of Assets - Except as to any assets held at the Mexico Company and except for any Collateral in transit in the ordinary course of business, acquire any Collateral outside of the jurisdictions identified in Schedule 4.01(b) or move any Collateral from one jurisdiction to another jurisdiction where the movement of such Collateral would cause the Lien of the Security over such Collateral to cease to be perfected under Applicable Law, or suffer or permit in any other manner any of its Collateral to not be subject to the Lien of the Security or to be or become located in a jurisdiction as a result of which the Lien of Security over such Collateral is not perfected, unless (i) (a) the Company has first given thirty (30) days prior written notice thereof to the Agent, and (b) the applicable Company has first executed and delivered to the Agent all Security and all financing or registration statements in form and substance satisfactory to the Agent which the Agent or its counsel, acting reasonably, from time to time deem necessary or advisable to ensure that the Security at all times constitutes a perfected first priority Lien (subject only to Permitted Liens) over such Collateral notwithstanding the movement or location of such Collateral as aforesaid together with such supporting certificates, resolutions, opinions and other documents as the Agent may deem necessary or desirable in connection with such security and registrations or (ii) the assets are relocated to the Mexico Company on a temporary basis for remanufacturing in the ordinary course;

(r)
Further Assurances - provide the Agent and the Lenders with such further documentation and other assurances as they may reasonably require from time to time in order to ensure ongoing compliance with the terms of this Agreement and any other Loan Document;

5.02	Negative Covenants

The Borrower hereby covenants and agrees with the Agent and the Lenders that it will not, and will ensure that each of its Subsidiaries does not, without the prior written consent of the Required Lenders (or if expressly stated herein, all of the Lenders) in their sole discretion:

(a)
Debt – create, incur or assume any Debt, except (i) Permitted Funded Debt (ii) Intercorporate Debt owing to the Borrower and Subsidiaries not to exceed that listed in Schedule 4.01(dd), provided such Debt is subordinated and postponed to the Facility Debt in form and substance satisfactory to the Agent, (iii) Debt owing to Motorcar (or any Subsidiary thereof),  provided such Debt (A) is subordinated and postponed to the Facility Debt on terms and conditions substantially similar to the Motorcar Subordination Agreement, (B) matures no earlier than three (3) months after the Maturity Date, and (C) is on terms and conditions substantially similar to those contained in the Amended and Restated Debenture in the amount of US$14,863,155.23 dated as of May 6, 2011 issued by Fenwick to Motorcar (including with respect to payment of principal and interest and rate of interest)and (iv) Permitted Purchase Money Security Interest;

(b)	Liens – grant or suffer to exist any Lien in respect of any of its property including without limitation, the Excluded Assets, except Permitted Liens;

(c)
Disposition of Assets – directly or indirectly sell or otherwise dispose of any of its assets, except as follows: (i) a Company may transfer assets to a Material Company; and (ii) the Companies may sell or otherwise dispose of inventory in the ordinary course of business and (iii) a Company may sell or dispose of any of its assets to the extent that the proceeds of such sale or disposition are to be applied to the purchase price of replacement property, and (iv) a Company may sell or dispose of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business, and (v) the Companies may sell or dispose of assets which are immaterial or no longer used or useful to their business, provided that the aggregate value of all such assets which are sold or otherwise disposed of shall not exceed Five Hundred Thousand ($500,000) in each Fiscal Year (and for greater certainty, a sale and lease back transaction shall not be considered a disposition of assets in the ordinary course of business);

(d)
Guarantees – become obligated under Guarantees except: (i) Guarantees which comprise part of the Security; (ii) Guarantees in respect of the Subordinate Debt; (iii) Guarantees in respect of contractual obligations incurred by any Company in the ordinary course of business; and (vi) Guarantees listed in Schedule 4.01(u);

(e)
Investments – make or acquire any Investments, except for: (i) in Material Companies (provided that such Material Companies have provided all Security required to be provided by them hereunder); (ii) Investments in deposit receipts, term deposits, guaranteed investment certificates or other debt obligations issued by a Lender or by a financial institution acceptable to the Required Lenders; (iii) Investments in treasury bills or other evidence of debt obligations issued directly or guaranteed by the Government of Canada or any province thereof or by the United States of America or any state thereof;

(f)	Acquisitions – make any Acquisitions;

(g)
Distributions – make any Distributions except for Distributions made to Motorcar for the sole purpose of paying the direct expenses incurred on behalf of and for the benefit of the Borrower, including for remuneration of employees of Motorcar (or its Subsidiaries) that provide services to the Companies (in an amount equal to the proportionate share of the relevant employees remuneration for the services so provided) and such other Distributions as specifically permitted herein;

(h)
Subordinate Debt – make any payments in respect of the Subordinate Debt or amend the Subordinate Credit Agreement (increasing the interest rate applicable thereto) except as may be permitted by the Intercreditor Agreement;

(i)	Changes – materially change the nature of the Business, amend its constating documents (or partnership agreement, as applicable) or change its corporate name;

(j)
No Consolidation, Amalgamation, etc. - consolidate, amalgamate or merge with any other Person, export a corporation into a jurisdiction outside of Canada or the United States of America or any state thereof, enter into any corporate reorganization or other transaction intended to effect or otherwise permit a change in its existing corporate or capital structure, liquidate, wind-up or dissolve itself, or permit any liquidation, winding-up or dissolution unless prior written approval has been received from the Required Lenders and such documentation as is required by Agent’s counsel is delivered concurrently with such transaction. Notwithstanding the foregoing, (A) a Company may consolidate, amalgamate or merge with another Company or liquidate, wind-up or dissolve itself into another Company or (B) a Company may change its capital structure  in each case subject to (i) their existing no Default or Event of Default, (ii) the Agent being provided with no less than thirty (30) Business Days prior written notice of the occurrence of such event, (iii) concurrent with such event, the Agent being provided with such additional Loan Documents that it requires in connection with such event including any Equity Interests arising therefrom, (iv) the Agent being provided with such legal opinions as it requires, acting reasonably, and (v) the impact of such event not having any negative impairment on the Security granted in favour of the Lenders and the obligations of the Companies pursuant to the Loan Documents in effect at such time;

(k)	Fiscal Year – change its Fiscal Year;

(l)	Dealing with Related Persons – enter into any material contract with any Related Person unless all terms and conditions thereof (specifically including the price) are commercially reasonable;

(m)
Use of Advances – use the proceeds of any Advance for any purposes other than those expressly contemplated in this Agreement (and without limiting the generality of the foregoing, the proceeds of any Advance will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity);

(n)	Currency Hedging Agreements – enter into or be a party to any Currency Hedging Agreement, unless:

(i)	such Currency Hedging Agreement is entered into with a Lender, or with any other Person on an unsecured basis;

(ii)	if such Currency Hedging Agreement is with a Lender, the Borrower shall execute an ISDA agreement and all other documentation as may be required by such Lender;

(iii)	such Currency Hedging Agreement is entered into for the purpose of hedging against the risk of fluctuations in currencies, and not for speculative purposes; and

(iv)	the maturity date of such Currency Hedging Agreement is not later than the Maturity Date;

(o)
No New Subsidiaries - create or acquire any Subsidiary after the date of this Agreement unless: (a) such Subsidiary exists pursuant to the laws of Canada or any Province of Canada (other than Quebec unless appropriate Security has been provided to the Agent and the Agent is satisfied with the enforceability of the guarantee to be provided thereby) or any State of the United States; (b) all of the issued and outstanding capital of such Subsidiary is owned by a Company; (c) such new Subsidiary provides a legal, valid and enforceable guarantee in favour of the Agent for and on behalf of the Lenders and security in form and substance satisfactory to the Lenders; (d) all of the issued and outstanding Equity Interests of such new Subsidiary are pledged to the Agent and (e) all resolutions (corporate, shareholder or otherwise) required by the Agent are delivered to the Agent, and in each case appropriate legal opinions are delivered by Borrower’s counsel to the Lenders;

(p)	Interest Rate Hedging Agreements – enter into or be a party to any Interest Rate Hedging Agreement, unless:

(i)	such Interest Rate Hedging Agreement is entered into with a Lender, or with any other Person on an unsecured basis;

(ii)	if such Interest Rate Hedging Agreement is with a Lender, the Borrower shall execute an ISDA agreement and all other documentation as may be required by such Lender;

(iii)	such Interest Rate Hedging Agreement is entered into for the purpose of hedging against the risk of fluctuations in interest rates, and not for speculative purposes; and

(iv)	the maturity date of such Interest Rate Hedging Agreement is not later than the Maturity Date;

(q)	Intercorporate Debt – amend the Intercorporate Debt or any Debt owing to Motorcar (or any Subsidiary of Motorcar), without first obtaining the prior written consent of the Agent.

(r)
Transfers of Business and Assets - make any transfer, assignment, alienation, or otherwise, of any business, assets, or fund, to any Company, which does not provide a valid first registered security interest on all of the assets of such Company in favour of the Agent and Lenders, other than temporary relocation to the Mexico Company for remanufacturing in the ordinary course, and as to the Flow-Pro operational relocation to Mexico the Agent, acting reasonably, has approved such relocation after review of an updated financial forecast reflecting the relocation;

(s)
Mexico - allow the subsidiary incorporated, formed and operating in Mexico to enter into any funded debt, provide any security for funded debt, or engage in any transaction which would lead to any lien, charge or encumbrances as to the assets of such Subsidiary;

(t)
Flow-Pro Inc.- make any further advances or Distributions to, or Investments in, Flow-Pro Inc. other than in the ordinary course of business as per usual past practices (and not to fund profit and loss statement losses) except for advances, Distributions or Investments to fund net losses not to exceed (i) US $350,000.00 for the three (3) month period from the Closing Date and ending July 31, 2011 and (ii) US$700,000.00 (in the aggregate) for the six (6) month period from the Closing Date to October 31, 2011; and

(u)
Pledge of Shares – Each of the Administrative Agent and the Lenders acknowledges that Union Bank, N.A. and Branch Banking & Trust Company, as lenders (the "Motorcar Lenders") under a Revolving Credit and Term Loan Agreement dated October 28, 2009, as amended, and pursuant to the Security Agreement executed by Motorcar in connection therewith, have been granted a security interest in substantially all of the assets of Motorcar, including the stock of Fenwick and Introcan.  Except for the security interest, and the benefits and rights granted to the Motorcar Lenders under the Security Agreement, as described in the preceding sentence, neither Fenwick nor Introcan shall allow any shareholder of Fenwick and/or Introcan, as applicable, to grant any lien, charge, pledge, voting restriction, encumbrance or security interest in any of the Equity Interests of Fenwick and/or Introcan, as applicable.

5.03	Financial Covenants

Fenwick agrees to maintain at all times, on a consolidated basis (subject to the exception set out below), the financial ratios and amounts listed below, each such ratio or amount to be determined as at the end of each Fiscal Quarter for the preceding four Fiscal Quarters unless otherwise indicated below:

(a)
Fenwick’s EBITDA for the three (3) month period from April 1, 2011 and ending June 30, 2011, shall be not less than $785,000 for the six (6) month period from April 1, 2011 and ending September 30, 2011 shall be not less than $2,693,000 and for the nine (9) month period from  April 1, 2011 and ending December 31, 2011 shall not be less than $5,666,000 and for the 12 months period ending March 31, 2012 shall be not less than $9,391,000;

(b)
Fenwick’s Fixed Charge Coverage Ratio as at the end of each Fiscal Quarter, determined on a rolling four (4) quarter basis, shall be not less than 1.1:1 for all periods measured as at March 31, 2012 to the Maturity Date, with the first measurement period being the four (4) quarters ending June 30, 2012;

(c)	not make Capital Expenditures in any Fiscal Year in an amount exceeding the amount determined annually, based upon the budget provided by Fenwick’s to the Agent, as approved by the Agent.

(d)
The Borrowers shall maintain at all times excess unused borrowing availability under the Revolving Facility in an amount of $2,500,000.00; for the purpose of this Section 5.03(d) "availability" shall mean (A) the sum of 100% of Eligible Accounts Receivable plus the lesser of (i) 100% of Eligible Inventory, on a FIFO basis or (ii) 100% of the net orderly liquidation value of the Eligible Inventory, as determined by the most recent appraisal obtained by the Agent less (B) the full amount of all Advances under the Revolving Facility, including all issued Letters of Credit, as at the date of such calculation.

5.04	Reporting Requirements

The Borrower shall deliver, or cause to be delivered, the following financial and other information to the Agent at the times indicated below:

(a)
a summary listing of accounts receivable of the Material Companies (segregated by general ledger classification and identifying the accounts receivable which constitute Eligible Accounts Receivable, and a certified summary listing of aged accounts payable including, if any, a schedule of contra accounts (such summaries to be in form and substance satisfactory to the Agent and to include such additional information as may be required by the Agent) , a report of all sales, collections, credit adjustments and any other material information pertaining to  all accounts receivable of the Material Companies (the "Sales and Collections Report"), a Cash Flow Report in the form of Exhibit I attached hereto and a Borrowing Base Certificate in the form of Exhibit F attached hereto certified by the President, Chief Financial Officer or other senior officer of the Borrower acceptable to the Required Lenders on a weekly basis by no later than the Tuesday following the immediately preceding week; provided that notwithstanding that the Borrowing Base Certificate will be provided on a weekly basis pursuant to this Section 5.04(a), information with respect to inventory will be calculated and provided on a bi-weekly basis;

(b)
a summary listing of inventory of the Material Companies, segregated by inventory classification, location and aging, such to be reflected in the Borrowing Base Certificate in the form of Exhibit F attached hereto, certified as required by Section 5.04(a);

(c)
the unaudited consolidating Interim Financial Statements of Fenwick by the 30th day after the end of each month in each year, accompanied quarterly by the 60th day after the end of the Fiscal Quarter, with a delivery of the unaudited consolidating Interim Financial Statements for each Fiscal Quarter end by a Compliance Certificate certified by the Chief Financial Officer or other senior officer of the Borrower acceptable to the Required Lenders in the form of Exhibit G attached hereto which shall evidence compliance with all financial ratios and amounts set out in Section5.03 herein in respect of such month (including all supporting calculations) and set out the details of any permitted Distributions paid in the relevant Fiscal Quarter, accompanied by management’s discussion and analysis which shall include an analysis of any material variances in the financial results in such month from the projections contained in the most recent Annual Forecast presented to the Lenders;

(d)
the annual audited consolidated Year-End Financial Statements of the Borrower by the 120th day after the end of each Fiscal Year, accompanied by a Compliance Certificate certified by the Chief Financial Officer or other senior officer of the Borrower acceptable to the Required Lenders in the form of Exhibit G attached hereto which shall evidence compliance with all financial ratios and amounts set out in Section 5.03 herein in respect of such Fiscal Year (including all supporting calculations), accompanied by management’s discussion and analysis which shall include an analysis of any material variances in the financial results in such Fiscal Year from the projections contained in the most recent Annual Forecast presented to the Lenders;

(e)	the Annual Business Plan for each Fiscal Year by no later than thirty (30) days after the commencement of such Fiscal Year;

(f)	such additional information and documents as the Agent or the Lenders may reasonably require from time to time.

ARTICLE 6 - SECURITY

6.01	Form of Security

The Borrower agrees to provide (or cause to be provided) the security listed below as continuing security for the payment and performance of: (i) the Secured Obligations and (ii) any other present and future, direct and indirect, indebtedness and obligations of the Material Companies to the Agent and the Lenders which the Borrower, the Agent and all of the Lenders may from time to time acknowledge in writing are secured thereby:

(a)	a Guarantee from each Material Company in respect of all Secured Obligations, each such Guarantee to be in an unlimited amount unless otherwise agreed by the Agent on behalf of the Lenders;

(b)
a general security agreement, debenture, movable hypothec or similar form of security from each Canadian Company and United States Company creating a security interest in respect of all of its present and future real and personal property, assets and undertaking, specifically including its intellectual property and all shares, partnership interests and other equity interests held by such Material Company in the capital of any other Company other than Excluded Assets;

(c)	a negative covenant and pledge from all Companies located outside of Canada and the United States;

(d)
a negative covenant and pledge from Motorcar pursuant to which Motorcar confirms and agrees that it will not grant any lien, encumbrance, charge or security interest in and to the Equity Interests of Fenwick and/or Introcan;

(e)	postponements and subordination agreements as required by the Agent based upon the existing and outstanding indebtedness of the Material Companies;

(f)
assignments of the interest of each Material Company in all policies of insurance held by it (specifically including the right to receive any refunds of premiums paid thereunder), which requirement shall be satisfied if the Agent’s interest as first mortgagee and loss payee is recorded on such policies; and

(g)	such other security relating to the Companies as may be reasonably required by the Agent and the Lenders from time to time.

6.02	Landlord Agreements

The Borrower agrees to obtain and deliver to the Agent from time to time a Landlord Agreement in respect of each Leased Property, and the Agent may reserve, and disallow, as Eligible Inventory, inventory which is located in any Leased Property in relation to which an appropriate Landlord Agreement is not obtained and provided to the Agent.

6.03	Block Account and Locked Box

The Borrower and each Company will solely open and maintain its bank accounts with the Agent, and agrees the collection deposit accounts will be opened as Canadian Dollar and U.S. Dollar accounts at such branches in Canada and the United States as designated by the Agent and subject to such control, sweep and block arrangements as the Agent shall designate.

6.04	General Provisions re Security and Registration

(a)
The Security shall be in form and substance satisfactory to the Agent. The Agent may require that any agreement comprising part of the Security shall be governed by the laws of any jurisdiction considered by the Agent to be appropriate.

(b)
The Security shall be registered by the Borrower where necessary or desirable to record and perfect the charges contained therein, as determined by the Agent, in order to create in favour of the Agent a First-Ranking Security Interest in the property, assets and undertaking of the Material Companies.

6.05	Opinions re Security

The Borrower shall cause to be delivered to the Agent the opinions of the solicitors for the Material Companies regarding their corporate status, the due authorization, execution and delivery of the Security provided by them and the enforceability of such Security with all such opinions to be in form and substance satisfactory to the Agent and its counsel.

6.06	After-Acquired Property, Further Assurances

The Borrower agrees to execute and deliver from time to time, and cause each of its Subsidiaries to execute and deliver from time to time, all such further documents and assurances as may be reasonably required by the Agent from time to time in order to provide the Security contemplated hereunder, specifically including: supplemental or additional security agreements, assignments and pledge agreements which shall include lists of specific assets to be subject to the security interests required hereunder.

6.07	Insurance Proceeds

If any insurance proceeds become payable to a Material Company:

(a)
if no Event of Default has occurred and is continuing at such time, and such proceeds relate to the loss of or damage to property and are less than $250,000, the Lenders agree to consent to the payment of such proceeds to such Material Company if:

(i)	such property has been repaired or replaced and the proceeds will reimburse the Material Company for payments it has made for such purpose; or

(ii)	the Material Company confirms in writing to the Agent that it will forthwith use such proceeds to repair or replace such property; and

(b)
in all other circumstances the Lenders may in their discretion (which may be determined by the Required Lenders, it being understood that not all Lenders are required to make such determination) require such insurance proceeds to be paid to the Agent and applied to the Obligations, or may permit such insurance proceeds to be paid to such Material Company subject to any terms and conditions the Lenders may impose.

6.08	Release of Security

In addition to any release of Collateral permitted by Section 9.04(c), upon the full and final payment and performance of the Obligations, the Agent agrees to execute and deliver all such documents and instruments as may be reasonably required to evidence the termination and release of the Security (and for greater certainty, including the release of all Guarantees which comprise part of the Security).

ARTICLE 7 - CONDITIONS PRECEDENT

7.01	Conditions Precedent to First Advance

The Lenders shall have no obligation to make the first Advance under the Facilities unless and until the following conditions have been satisfied, in each case to the satisfaction of the Agent and the Lenders:

(a)	the conditions precedent in Section 7.02 shall have been satisfied;

(b)
the Lenders shall have completed and shall be satisfied with their due diligence in respect of the Companies, specifically including that the Agent shall have completed, to its satisfaction, an initial and take down field audit in accordance with its usual practice;

(c)
no litigation shall directly or indirectly affect the Companies except litigation disclosed in Schedule 4.01(q) and any other litigation in which the amount claimed is less than Two Hundred Fifty Thousand Dollars ($250,000);

(d)	the Companies shall have obtained insurance in respect of their property, business and assets, the terms and conditions of which shall be acceptable to the Required Lenders;

(e)
the Borrower shall have completed and delivered to the Lenders an environmental questionnaire in the Agent’s usual form, which shall disclose no environmental issues or concerns inconsistent with the representations and warranties set out herein;

(f)
all Loan Documents required to be provided at the time of the first Advance shall have been executed and delivered, all registrations necessary or desirable in connection therewith shall have been made and all legal opinions and other documentation required by the Lenders in connection therewith shall have been executed and delivered, all in form and substance satisfactory to the Agent and the Lenders in their sole discretion;

(g)	the Agent and the Lenders shall have received satisfactory evidence that there are no Liens affecting the Companies or their respective assets, except Permitted Liens;

(h)	all Security required pursuant to the terms hereof shall have been delivered to the Agent;

(i)
the Agent shall have received an officer’s certificate and certified copies of resolutions of the board of directors of each Material Company concerning the due authorization, execution and delivery of the Loan Documents to which it is a party, and such related matters as the Agent and the Lenders may reasonably require;

(j)
the Agent shall have received a certificate of status, certificate of compliance or similar certificate for each Material Company issued by its governing jurisdiction and each other jurisdiction in which it carries on business or holds any material assets;

(k)
the Agent shall have received an opinion from the solicitors for each Material Company regarding its corporate status, the due authorization, execution, delivery and enforceability of the Loan Documents provided by it, and such other matters as the Agent and the Lenders may reasonably require;

(l)	payment of all amounts and fees (including reasonable fees of Lenders’ counsel and agent counsel) payable to the Lenders or the Agent;

(m)	a Borrowing Base Certificate for the Borrower calculating the Borrowing Base as at April 29, 2011; shall have been delivered to the Agent;

(n)
a Compliance Certificate calculated as at May 6, 2011 confirming on a pro forma basis that the Borrower is in compliance with all financial covenants and certifying conditions precedent shall have been delivered to the Agent;

(o)	no Default or Event of Default has occurred and is continuing or would result from making the Advance and an officer of the Borrower shall have certified the same to the Lenders;

(p)	no Material Adverse Change has occurred and a senior officer of the Borrower shall have certified (on behalf of the Borrower) as such to the Lenders;

(q)	the Borrower shall have delivered to the Agent its audit for the Fiscal Year ending March 31, 2010, on the basis of an unqualified audit report;

(r)
at the Closing Date, the Borrower will have excess unused borrowing availability under the Revolving Facility in an amount of $10,500,000.00; for this purpose "availability" shall mean the lesser of the Revolving Facility Maximum Amount and the Revolving Facility Margin Limit less the full amount of the Advances under the Revolving Facility, including issued Letters of Credit, at the Closing Date, less obligations payable under the Vendor Payment Plan less delinquent tax obligations and less unpaid fees and expenses owed to the Agent, and any others in connection with the transaction;

(s)	a take down field examination shall have been conducted prior to the Closing Date with respect to the Collateral and such field examination shall be satisfactory to the Agent, acting reasonably;

(t)
the Agent shall have received a plan, such plan to the satisfactory to the Agent, acting reasonably, from the Borrower with respect to the payment of certain current and all past due payables (the "Vendor Payment Plan") of the Material Companies (past due payables being such payables that have been due and payable for over sixty (60) days), which plan shall set out in sufficient detail the name of the vendor to be paid, the amount of the applicable payments and the dates on which payments shall be made, in whole or in part, will be made;

(u)
the Agent shall have received evidence, in form and substance satisfactory to the Agent, acting reasonably, of the conversion of the Debt more particularly set out on Schedule 7.01(u) hereto to shares in the capital of Fenwick; and

(v)
the Agent shall have received, in from and substance satisfactory to the Agent, acting reasonably, copies of all documentation confirming that Motorcar (or a wholly owned Subsidiary of Motorcar) is the legal and beneficial owner of 100% of the issued and outstanding Equity Interests of each of Fenwick and Introcan.

7.02	Conditions Precedent to all Advances

The Lenders shall have no obligation to make any Advance (including for greater certainty the first Advance hereunder), unless at the time of making each such Advance the following terms and conditions shall have been satisfied, in each case to the satisfaction of the Agent and the Required Lenders:

(a)
the representations and warranties in Article 4 shall be true and correct in all material respects as if made on the date of such Advance (except for any such representations and warranties which are specifically expressed to have been given only as at the date of this Agreement in which case they shall be true as of the date of this Agreement);

(b)
any additional Security required to be provided at the time of such Advance shall have been executed and delivered and all registrations necessary or desirable in connection therewith shall have been made, and any other documentation required by the Agent shall have been executed and delivered, all in form and substance satisfactory to the Agent;

(c)	no Default or Event of Default shall have occurred and be continuing, nor shall the making of the Advance result in the occurrence of any Default or Event of Default;

(d)	the Borrower shall have given a Drawdown Request to the Agent in accordance with the notice requirements provided herein (except in respect of Advances in the form of Swingline Advances);

(e)	since the date of the most recent Interim Financial Statements delivered to the Agent, no Material Adverse Change shall have occurred;

(f)	no third party demand or garnishment order for payment to any Governmental Authority shall have been received by the Agent or any Lender in respect of any Company;

(g)	the Borrower shall have provided a Borrowing Base Certificate in accordance with paragraph 5.04(a); and

(h)	the Agent and the Lenders shall have received such additional information and documents as they may reasonably require.

ARTICLE 8 - DEFAULT AND REMEDIES

8.01	Events of Default

The occurrence of any one or more of the following events, after the expiry of any applicable cure period set out below, shall constitute an event of default under this Agreement (an "Event of Default"):

(a)	the Borrower fails to pay any Interest due hereunder when such Interest is due or fails to pay any principal or other amount hereunder when due;

(b)
any material representation or warranty provided by Company to the Agent or the Lenders herein or in any other Loan Document was incorrect in any material respect on the date on which such representation or warranty was made;

(c)
the Borrower is not in compliance with any of the financial covenants set out in Section 5.03 or fails to deliver any Interim Financial Statement or Annual Financial Statement when due pursuant to Section 5.04;

(d)	the Borrower fails to perform or comply with any of the negative covenants set out in Section 5.02;

(e)
any Company fails to perform or comply with any of its covenants or obligations contained in this Agreement, the Security or any other agreement made between it and any Lenders (other than those set out in paragraphs (a), (b), (c) and (d) above) after receipt of notice of such non-compliance from the Agent;

(f)
any Company is in default in the payment of any indebtedness under any Material Agreement relating to Funded Debt which involves an amount or potential liability equal to or greater than $500,000 or there is any other default under any such agreement related Funded Debt that allows the holders, or with the giving of notice or passage of time would allow the holders, of such Funded Debt to accelerate the obligations thereunder; or any Material Company agrees to the surrender or termination of any Material Agreement prior to the expiry date expressly set out therein (unless it is concurrently replaced by another Material Agreement containing substantially similar terms);

(g)	an Insolvency Event occurs in respect of any Company;

(h)
any Person takes possession of any property of a Company that is material to its financial condition, undertaking or operations by way of or in contemplation of enforcement of security; or a distress or execution or similar process is levied or enforced against any such property; except to the extent that: such matter is being diligently contested by such Company in good faith and on reasonable grounds; such Company provides the Agent with all information relating to such matter as it may reasonably request from time to time; a reserve satisfactory to the Agent has been established; and the amount in dispute is not material, as determined by the Agent (and without restricting the generality of the foregoing, an amount in dispute in excess of $500,000; shall be deemed to be material);

(i)
one or more final judgments or decrees for the payment of money shall have been obtained or entered against any one or more of the Companies in excess of $500,000; in the aggregate and shall not be paid, discharged, vacated, bonded or stayed within forty-five (45) days;

(j)
any Governmental Authority shall take any action to condemn, seize or appropriate any property of any Material Company that is material to the financial condition, business or operations of the Material Companies taken as a whole;

(k)
any Loan Document or any material provision thereof is or is declared by any court of competent jurisdiction to be unenforceable, or any Material Company terminates or purports to terminate its liability under any Loan Document or disputes the validity or enforceability of such Loan Document;

(l)	any agreement which comprises part of the Security granted by a Material Company ceases to constitute a valid First-Ranking Security Interest in respect of the property intended to be subject thereto;

(m)
any Material Company which is presently a Subsidiary of the Borrower ceases to be a Subsidiary of the Borrower (except as a result of an amalgamation or merger with another Material Company or a winding-up into another Material Company), unless the Lenders in their discretion otherwise agree in writing;

(n)	the occurrence of a Change of Control;

(o)
any report of the Borrower’s auditors in the Year-end Financial Statements contains a going-concern qualification or other qualification relating to the creditworthiness of the Borrower on a consolidated basis;

(p)
any of the following events shall occur or exist under ERISA with respect to any U.S. Company or any ERISA Affiliate: any Reportable Event shall occur; complete or partial withdrawal from any Multiemployer Plan shall occur; any Prohibited Transaction shall occur; or with respect to a Plan subject to Title IV of ERISA, a notice of intent to terminate the Plan shall be filed, or the Plan shall be terminated; or circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate the Plan, or the PBGC shall institute such proceedings; and in each case above, such event or condition, together with all other events or conditions, if any, could subject such U.S. Company to any tax, penalty, or other liability which would reasonably be expected to result in a Material Adverse Change; or

(q)	an event occurs which in the reasonable opinion of the Required Lenders constitutes a Material Adverse Change.

8.02	Acceleration; Additional Interest

Upon the occurrence of an Insolvency Event, the Obligations shall become immediately due and payable, without the necessity of any demand upon or notice to the Borrower by the Agent.  Upon the occurrence and during the continuation of any Event of Default other than an Insolvency Event, the Agent may by written notice to the Borrower declare the Obligations to be immediately due and payable. From and after the date of the occurrence of an Event of Default and for so long as such Event of Default continues, both before and after the Acceleration Date, all Outstanding Advances shall bear interest or fees at the rates otherwise applicable plus two percent (2%) per annum in order to compensate the Lenders for the additional risk.

Without limiting the rights and remedies available to the Agent and Lenders hereunder upon an Event of Default (including the right to receive immediate payment of all accelerated obligations), upon the occurrence and during the continuance of any Event of Default, all Loans that are LIBOR Loans shall, at the end of the applicable Interest Period automatically become Loans bearing interest at the Base Rate plus Applicable Margin and shall bear interest at the rate provided for such Loans, together with the additional 2% referenced above.

8.03	Appropriation of Monies

After the occurrence and during the continuation of an Event of Default the Agent may from time to time, but subject to Section 9.13, apply any Proceeds of Realization of the Security against any portion or portions of the Secured Obligations, and the Borrower may not require any different application.  The taking of a judgment or any other action or dealing whatsoever by the Agent or the Lenders in respect of the Security shall not operate as a merger of any of the Secured Obligations hereunder or in any way affect or prejudice the rights, remedies and powers which the Agent or the Lenders may have, and the foreclosure, surrender, cancellation or any other dealing with any Security or the said obligations shall not release or affect the liability of the Borrower or any other Person in respect of the remaining portion of the Secured Obligations.

8.04	No Further Advances

Subject to Section 8.11, the Lenders shall not be obliged to make any further Advances (including honouring any cheques drawn by the Borrower which are presented for payment) from and after the earliest to occur of the following: (i) delivery by the Agent to the Borrower of a written notice that a Default or an Event of Default has occurred and is continuing and that as a result thereof no further Advances will be made (whether or not such notice also requires immediate repayment of the Obligations); (ii) the occurrence of an Insolvency Event; and (iii) receipt by the Agent or any Lender of any garnishment notice, notice of a Statutory Lien or other notice of similar effect in respect of any Material Company pursuant to the Income Tax Act (Canada), the Excise Tax Act (Canada) or any similar notice under any other statute in effect in any jurisdiction, if the Lenders reasonably believe that such garnishment notice, Statutory Lien or other claim may have priority over any subsequent Advance made by the Lenders.

8.05	Judgment Currency

If for the purposes of obtaining judgment against the Borrower in any court in any jurisdiction with respect to this Agreement it becomes necessary for a Lender to convert into the currency of such jurisdiction (in this section called the "Judgment Currency") any amount due to the Lender by such Borrower hereunder in any currency other than the Judgment Currency, the conversion shall be made at the Exchange Rate prevailing on the Business Day before the day on which judgment is given.  In the event that there is a change in the Exchange Rate prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, such Borrower will, on the date of payment, pay such additional amounts (if any) or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the Exchange Rate prevailing on the date of payment is the amount then due under this Agreement in such other currency.  Any additional amount due by such Borrower under this section will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

8.06	Remedies Cumulative

All of the rights and remedies granted to the Agent and the Lenders in this Agreement, and any other documents or instruments in existence between the parties or contemplated hereby, and any other rights and remedies available to the Agent and the Lenders at law or in equity, shall be cumulative. The exercise or failure to exercise any of the said remedies shall not constitute a waiver or release thereof or of any other right or remedy, and shall be non-exclusive.

8.07	Performance of Covenants by Agent

If the Borrower fails to perform any covenant or obligation to be performed by it pursuant to this Agreement (for greater certainty, after the expiry of any applicable grace or cure period provided herein), the Agent may in its sole discretion, after written notice to the Borrower, perform any of the said obligations but shall be under no obligation to do so; and any amounts expended or advanced by the Agent for such purpose shall be payable by such Borrower upon demand together with interest at the highest rate then applicable to the Facilities.

8.08	Consultant

The Borrower agrees that, at any time after the occurrence of and during the continuance of an Event of Default and upon written request delivered by the Agent, it  may  appoint a financial consultant (hereinafter referred to as the "Consultant") for the purposes of reviewing the operations of the Companies from time to time thereafter.  The terms of the Consultant’s scope of duties, including appropriate covenants regarding confidentiality, shall be settled by the Borrower with the consent of the Agent and the Lenders, provided that such terms may be settled by the Agent and the Lenders if agreement with the Borrower is not reached within five (5) days of the date of the Agent’s request on behalf of the Lenders.  The Borrower consents, and shall cause each Company to consent, at all times to a free exchange of information or the particulars of any such information exchanged at any time.

8.09	Right of Setoff

If an Event of Default has occurred and is continuing, each of the Lenders and each of their respective Affiliates is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Company against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender has made any demand under this Agreement or any other Loan Document and although such obligations of the Company may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff, consolidation of accounts and bankers’ lien) that the Lenders or their respective Affiliates may have.  Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application, but the failure to give such notice shall not affect the validity of such setoff and application.  If any Affiliate of a Lender exercises any rights under this, it shall share the benefit received in accordance as if the benefit had been received by the Lender of which it is an Affiliate.

8.10	Sharing of Payments by Lenders

If any Lender, by exercising any right of setoff or counterclaim or otherwise, obtains any payment or other reduction that might result in such Lender receiving payment or other reduction of a proportion of the aggregate amount of its Loans and accrued interest thereon or other obligations hereunder greater than its pro rata share thereof as provided herein, then the Lender receiving such payment or other reduction shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders rateably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that

(i)
if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest,

(ii)
the provisions of this Section shall not be construed to apply to (x) any payment made by any Company pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in disbursements under Letters of Credit to any assignee or participant, other than to any Company or any Affiliate of a Company (as to which the provisions of this Section shall apply); and

(iii)
the provisions of this Section shall not be construed to apply to (w) any payment made while no Event of Default has occurred and is continuing in respect of obligations of the Borrower to such Lender that do not arise under or in connection with the Loan Documents, (x) any payment made in respect of an obligation that is secured by a Permitted Lien or that is otherwise entitled to priority over the Borrower’s obligations under or in connection with the Loan Documents, (y) any reduction arising from an amount owing to a Company upon the termination of derivatives entered into between the Company and such Lender, or (z) any payment to which such Lender is entitled as a result of any form of credit protection obtained by such Lender.

The Companies consent to the foregoing and agree, to the extent they may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Company rights of setoff and counterclaim and similar rights of Lenders with respect to such participation as fully as if such Lender were a direct creditor of each Company in the amount of such participation.

8.11	Special Agent Advances

The Agent may in its sole discretion from time to time at any time that an Event of Default exists or upon any failure of a condition precedent to any of the Loans, make such disbursements and advances ("Special Agent Advances") which the Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect any portion of the Collateral, (ii) to enhance the likelihood of or maximize the amount of repayment by Credit Parties of the Obligations, and/or (iii) to pay any other amount chargeable to any Credit Party pursuant to the terms of any Loan Documents, including without limitation, costs, fees and expenses; provided, however, that the aggregate principal amount of Special Agent Advances outstanding at any time shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000).  Notwithstanding any provision of the Loan Documents, Special Agent Advances shall be repayable on demand and together with, all interest thereon shall constitute Obligations and shall be payable prior to the payment of interest and principal of all other Loans.  The Commitments will, upon the making of such Special Agent Advances, and the obligations of the Lenders to fund such amounts, be increased by the Pro Rata Share of each Lender of the amount of the Special Agent Advances.  Interest on Special Agent Advances shall be payable at the interest rate then applicable to Advances and shall be payable on demand.  Each Lender agrees that it shall make available to the Agent, upon the Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance.  Advances which could otherwise be made as Special Agent Advances may be made, in the Permitted Discretion of the Agent, as an advance on the Revolving Loan.

ARTICLE 9 - THE AGENT AND THE LENDERS

9.01	Appointment and Authority

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Person identified elsewhere in this Agreement as the Agent to act on its behalf as the administrative agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Bank, and no Company shall have rights as a third party beneficiary of any of such provisions.

9.02	Rights as a Lender

The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Company or any Affiliate thereof as if such Person were not the Agent and without any duty to account to the Lenders.

9.03	Exculpatory Provisions

(1)           The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agent:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)
shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents), but the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(iii)
shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Agent or any of its Affiliates in any capacity.

(2)           The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is necessary, or as the Agent believes in good faith is necessary, under the provisions of the Loan Documents) or (ii) in the absence of its own gross negligence or wilful misconduct.  The Agent shall be deemed not to have knowledge of any Default unless and until notice describing the Default is given to the Agent by the Borrower or a Lender.

(3)           Except as otherwise expressly specified in this Agreement, the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition specified in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.04	Decision-Making

(a)	Any amendment to this Agreement and the granting of any waiver or consent by the Lenders relating to the following matters shall require the unanimous agreement of the Lenders:

(i)	decreases in interest rates and standby fees in respect of the Facilities or fees payable to Lenders in respect of Letters of Credit;

(ii)	changes in the principal amount of credit available under the Facilities (other than as to sub-line allocations), changes in the amount of any Lender’s Commitment;

(iii)	extensions of the Maturity Date of the Facilities;

(iv)	extensions of the scheduled dates for payments of principal, interest, fees and other amounts hereunder or the scheduled amounts of Repayments hereunder;

(v)	releases of all or substantially all of the Security;

(vi)	the definitions of "Required Lenders" and "Proportionate Share"; and

(vii)	this Section and any other provision of this Agreement which requires the unanimous consent of the Lenders in connection with any action to be taken or consent to be provided by the Lenders.

(b)
Except for the matters described in paragraph (a) above, any amendment to this Agreement shall be effective if made among the Borrower, the Agent and the Required Lenders, and for greater certainty any such amendment which is agreed to by the Required Lenders shall be final and binding upon all Lenders.

(c)
The Agent may from time to time without notice to or the consent of the Lenders execute and deliver releases of the Security or any portion thereof in respect of any item of Collateral (whether or not the proceeds of sale thereof are received by the Agent) which the Companies are permitted to dispose of without obtaining the prior written consent of the Required Lenders; and in providing any such releases the Agent may rely upon and assume the correctness of all information contained in any certificate or document provided by the Borrower, without further enquiry.

(d)
Except for the matters which require the unanimous consent of the Lenders as set out above, any action to be taken or decision to be made by the Lenders pursuant to this Agreement (specifically including for greater certainty the issuance of written notice to the Borrower of the occurrence of a Default, the issuance of a demand for payment of the Obligations, a decision to make an Advance despite any condition precedent relating thereto not being satisfied, the provision of any waiver in respect of a breach of any covenant shall be effective if approved by the Required Lenders; and any such decision or action shall be final and binding upon all the Lenders.

9.05	Reliance by Agent

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.06	Indemnification of Agent

Each Lender agrees to indemnify the Agent and hold it harmless (to the extent not reimbursed by the Borrower), rateably according to its Applicable Percentage (and not jointly or jointly and severally) from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel, which may be incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or the transactions therein contemplated.  However, no Lender shall be liable for any portion of such losses, claims, damages, liabilities and related expenses resulting from the Agent’s gross negligence or wilful misconduct.

9.07	Delegation of Duties

The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent from among the Lenders (including the Person serving as Agent) and their respective Affiliates.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The provisions of this Article and other provisions of this Agreement for the benefit of the Agent shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

9.08	Replacement of Agent

(1)           The Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a Lender having a Commitment to a revolving credit if one or more is established in this Agreement and having an office in Toronto, Ontario or Montréal, Québec, or an Affiliate of any such Lender with an office in Toronto or Montréal.  The Agent may also be removed at any time by the Required Lenders upon 30 days’ notice to the Agent and the Borrower as long as the Required Lenders, in consultation with the Borrower, appoint and obtain the acceptance of a successor within such 30 days, which shall be a Lender having a Commitment to a revolving credit if one or more is established in this Agreement and having an office in Toronto or Montréal, or an Affiliate of any such Lender with an office in Toronto or Montréal.

(2)           If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent, provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in the preceding paragraph.

(3)           Upon a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the former Agent, and the former Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in the preceding paragraph).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the termination of the service of the former Agent, the provisions of this Section shall continue in effect for the benefit of such former Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the former Agent was acting as Agent.

9.09	Non-Reliance on Agent and Other Lenders

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.10	Collective Action of the Lenders

Each of the Lenders hereby acknowledges that to the extent permitted by Applicable Law, any collateral security and the remedies provided under the Loan Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder and under any collateral security are to be exercised not severally.  Accordingly, notwithstanding any of the provisions contained herein or in any collateral security, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder including, without limitation, any declaration of default hereunder or thereunder but that any such action shall be taken only by the Agent with the prior written agreement of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents).  Each of the Lenders hereby further covenants and agrees that upon any such written agreement being given, it shall co-operate fully with the Agent to the extent requested by the Agent.  Notwithstanding the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, the Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interest of the Lenders.

9.11	No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or holders of similar titles, if any, specified in this Agreement shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

9.12	Security

Except to the extent provided in paragraph (b), the Security shall be granted in favour of and held by the Agent for and on behalf of the Lenders in accordance with the provisions of this Agreement.  The Borrower and the Lenders acknowledge and agree that the power to enforce remedies with respect to the Collateral is vested in the Agent.

9.13	Application of Proceeds of Realization

Notwithstanding any other provision of this Agreement, the Proceeds of Realization of the Security or any portion thereof shall be distributed in the following order:

(i)
firstly, in payment of all costs and expenses incurred by the Agent in connection with such administering this Agreement and other Loan Documents and the enforcement of rights of realization, including legal, accounting and receivers’ fees and disbursements;

(ii)
secondly, against the Obligations (each Lender being entitled to receive a share thereof equal to the portion of the Obligations then owing to such Lender divided by the aggregate amount of the Obligations); and

(iii)	thirdly, if all obligations of the Borrower listed above have been paid and satisfied in full, any surplus Proceeds of Realization shall be paid in accordance with Applicable Law.

9.14	Administrative Agent’s Clawback

(a)           Funding by Lenders; Presumption by Agent.  Unless the Agent shall have received notice from a Lender prior to the proposed date of any advance of funds that such Lender will not make available to the Agent such Lender’s share of such advance, the Agent may assume that such Lender has made such share available on such date in accordance with the provisions of this Agreement concerning funding by Lenders and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable advance available to the Agent, then the applicable Lender shall pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at a rate determined by the Agent in accordance with prevailing banking industry practice on interbank compensation.  If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such advance.  If the Lender does not do so forthwith, the Borrower shall pay to the Agent forthwith on demand such corresponding amount with interest thereon at the interest rate applicable to the advance in question.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that has failed to make such payment to the Agent.

(b)           Payments by Borrower; Presumptions by Agent.  Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute the amount due to the Lenders.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at a rate determined by the Agent in accordance with prevailing banking industry practice on interbank compensation.

9.15	Lenders’ Obligations Several; No Partnership

The obligations of each Lender under this Agreement are several.  The failure of any Lender to carry out its obligations hereunder shall not relieve the other Lenders of any of their respective obligations hereunder. No Lender shall be responsible for the obligations of any other Lender hereunder. Neither the entering into of this Agreement nor the completion of any transactions contemplated herein shall constitute the Lenders a partnership.

9.16	Sharing of Information

The Agent and the Lenders may share among themselves any information they may have from time to time concerning the Companies whether or not such information is confidential; but shall have no obligation to do so (except for any obligations of the Agent to provide information to the extent required in this Agreement).

9.17	Acknowledgement by Borrower

The Borrower hereby acknowledges notice of the terms of the provisions of this Article 9 and agrees to be bound hereby to the extent of its obligations hereunder.

9.18	Amendments to Article 9

The Agent and the Lenders may amend any provision in this Article 9, without prior notice to or the consent of the Borrower, and the Agent shall provide a copy of any such amendment to the Borrower reasonably promptly thereafter; provided however if any such amendment would materially adversely affect any rights, entitlements, obligations or liabilities of the Borrower, such amendment shall not be effective until the Borrower provides its written consent thereto, such consent not to be unreasonably withheld or arbitrarily delayed.

9.19	Deliveries, etc.

As between the Companies on the one hand, and the Agent and the Lenders on the other hand:

(a)
all statements, certificates, consents and other documents which the Agent purports to deliver to a Company on behalf of the Lenders shall be binding on each of the Lenders, and none of the Companies shall be required to ascertain or confirm the authority of the Agent in delivering such documents;

(b)
all certificates, statements, notices and other documents which are delivered by a Company to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders; and

(c)	all payments which are delivered by the Borrower to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders.

9.20	Agency Fee

The Borrower hereby agrees to pay to the Agent an annual agency fee in such amount as may be agreed in writing from time to time between the Borrower and the Agent, payable in advance on the date of this Agreement and annually on each anniversary date thereafter during the term of this Agreement.

9.21	Acknowledgement re: Loan Documents

For the sake of clarity, it is acknowledged by the Borrower, the Lenders and all parties to the Loan Documents that the Administrative Agent under this Agreement and the Administrative Agent under the Guarantees and all of the agents for the Lenders under the Loan Documents (and each Person who at any time served in any of the foregoing capacities) are entitled to the exculpation, indemnification and expense reimbursement provisions herein and in each of the Loan Documents and are given all of the rights and powers afforded to the same under the Loan Documents.

ARTICLE 10 - COSTS AND EXPENSES

10.01	Costs and Expenses

The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank, including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

10.02	Indemnification by the Borrower

The Borrower shall indemnify the Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Company arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honour a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Company,  or any Environmental Liability related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Company and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Company against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company has obtained a final and nonappealable judgment in its favour on such claim as determined by a court of competent jurisdiction.

10.03	Reimbursement by Lenders

To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or Issuing Bank in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the other provisions of this Agreement concerning several liability of the Lenders.

10.04	Waiver of Consequential Damages, Etc.

To the fullest extent permitted by Applicable Law, the Companies shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby (or any breach thereof), the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

10.05	Payments

All amounts due under this Section shall be payable promptly after demand therefor.  A certificate of the Administrative Agent or a Lender setting forth the amount or amounts owing to the Administrative Agent, Lender or a sub-agent or Related Party, as the case may be, as specified in this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error.

ARTICLE 11 - GENERAL

11.01	Waiver

The failure or delay by the Agent or any Lender in exercising any right or privilege with respect to the non-compliance with any provisions of this Agreement by the Borrower and any course of action on the part of the Agent or any Lender, shall not operate as a waiver of any rights of the Agent or such Lender unless made in writing by the Agent or such Lender.  Any such waiver shall be effective only in the specific instance and for the purpose for which it is given and shall not constitute a waiver of any other rights and remedies of the Agent or such Lender with respect to any other or future non-compliance.

11.02	Governing Law: Jurisdiction: Etc.

(a)           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of Ontario and the federal laws of Canada applicable therein.

(b)           Submission to Jurisdiction.  Each Company irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of  the Province of Ontario or Federal Court of Canada sitting in such province and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Company or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue.  Each Company irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

11.03	WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.04	Counterparts: Integration: Effectiveness: Electronic Execution

(a)           Counterparts: Integration: Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in the conditions precedent Section(s) of this Agreement, this Agreement shall become effective when it has been executed by the Administrative Agent and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)           Electronic Execution of Assignments.  The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

11.05	Treatment of Certain Information: Confidentiality

(1)           Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative, credit-linked note or similar transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent or any Lender on a non-confidential basis from a source other than a Company.

(2)           For purposes of this Section, "Information" means all information received in connection with this Agreement from any Company relating to any Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a non-confidential basis prior to such receipt.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  In addition, the Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers.

(3)           In addition, and notwithstanding anything herein to the contrary, the Administrative Agent may provide the standard information concerning the Borrower and the credit facilities established herein to Loan Pricing Corporation and/or other recognized trade publishers of information for general circulation in the loan market.

11.06	Expenses of Agent and Lenders

In addition to the terms of Section 10.01, whether or not the transactions contemplated by this Agreement are completed or any Advance has been made, the Borrower hereby agrees to pay on demand by the Agent from time to time all reasonable expenses incurred by the Agent or any Lender in connection with this Agreement, the Security and all documents contemplated hereby, specifically including: expenses incurred by the Agent and Lenders in respect of due diligence, appraisals, insurance consultations, credit reporting and responding to demands of any Governmental Authority; reasonable legal expenses in connection with the preparation and interpretation of this Agreement and the Security and the administration of the Facilities generally, including the preparation of waivers and partial discharges of Security; and all legal expenses of the Agent (on a solicitor and his own client basis) in connection with the protection and enforcement of the Security.

11.07	General Indemnity

In addition to any other liability of the Borrower hereunder, the Borrower hereby agrees to indemnify and save harmless the Indemnitees from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable legal fees on a solicitor and his own client basis) of any kind or nature whatsoever (but excluding any damages for loss of profit) which may be imposed on, incurred by or asserted against the Indemnitee (except to the extent arising from the gross negligence or wilful misconduct of such Indemnitee) which relate or arise out of or result from:

(a)
any failure by the Borrower to pay and satisfy its obligations hereunder including, without limitation, any costs or expenses incurred by reason of the liquidation or re-employment in whole or in part of deposits or other funds required by the Lenders to fund or maintain the Facilities or as a result of such Borrower’s failure to take any action on the date required hereunder or specified by it in any notice given hereunder;

(b)	any investigation by Governmental Authorities or any litigation or other similar proceeding related to any use made or proposed to be made by such Borrower of the proceeds of any Advance;

(c)
any instructions given to any Lender to stop payment on any cheque issued by the Borrower or to reverse any wire transfer or other transaction initiated by such Lender at the request of such Borrower; and

(d)	any other matter related to or arising out of this Agreement, the other Loan Documents, the extensions of credit contemplated hereby, including the exercise of any rights or remedies.

11.08	Environmental Indemnity

In addition to any other liability of the Borrower hereunder, the Borrower hereby agrees to indemnify and save harmless the Indemnitees from and against:

(a)	any losses suffered by them for, in connection with, or as a direct or indirect result of, the failure of any Company to comply with all Requirements of Environmental Law;

(b)
any losses suffered by the Indemnitees for, in connection with, or as a direct or indirect result of, the presence of any Hazardous Material situated in, on or under any property owned by any Company or upon which it carries on business, specifically including any diminution in value of the business, property and assets of such Person; and

(c)
any and all liabilities, losses, damages, penalties, expenses (including reasonable legal fees) and claims which may be paid, incurred or asserted against the Indemnitees for, in connection with, or as a direct or indirect result of, any legal or administrative proceedings with respect to the presence of any Hazardous Material on or under any property owned by any Company or upon which it carries on business, or the discharge, emission, spill, radiation or disposal by any Company of any Hazardous Material into or upon any Land, the atmosphere, or any watercourse or body of water; including the costs of defending and/or counterclaiming or claiming against third parties in respect of any action or matter and any cost, liability or damage arising out of a settlement entered into by the Indemnitees of any such action or matter;

except to the extent arising from the gross negligence or wilful misconduct of such Indemnitees.

11.09	Survival of Certain Obligations despite Termination of Agreement

The termination of this Agreement shall not relieve the Borrower from its obligations to the Agent and the Lenders arising prior to such termination, such as obligations arising as a result of or in connection with any breach of this Agreement, any failure to comply with this Agreement or the inaccuracy of any representations and warranties made or deemed to have been made prior to such termination, and obligations arising pursuant to all indemnity obligations contained herein.

11.10	Interest on Unpaid Costs and Expenses

If the Borrower fails to pay when due any amount in respect of costs or expenses or any other amount required to be paid by it hereunder (other than principal or interest on any Advance), it shall pay interest on such unpaid amount from the time such amount is due until paid at the rate equal to the highest rate of interest then applicable under the Facilities.

11.11	Notice

11.11.1                    Notices: Effectiveness; Electronic Communication

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as-provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the addresses or telecopier numbers specified elsewhere in this Agreement or, if to a Lender, to it at its address or telecopier number specified in the Register or, if to a Company other than the Borrower, in care of the Borrower.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given on a business day between 9:00 a.m. and 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent,1 provided that the foregoing shall not apply to notices to any Lender of Loans to be made or Letters of Credit to be issued if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
_________________________________
1              Administrative Agents may wish to prescribe procedures for electronic communications and to disseminate those procedures to Lenders.

(c)           Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d)           Without prejudice to any other method of giving notice, all communications provided for or permitted hereunder shall be in writing and delivered to the addressee by prepaid private courier or sent by facsimile to the applicable address and to the attention of the officer of the addressee as follows:

(a)	to the Borrower:
1100 Caledonia
Toronto, ON
M6A 2W5

Attention: President
Facsimile: 416. 787.7621
with a copy to :
Michael Umansky
2929 California Street
Torrance, CA 90503 USA
Tel: 310-212-7910
Fax: 310-212-6315

(b)           to the Agent:

M&T Bank
Brookfield Place
TD Canada Trust Tower
161 Bay Street, 27th Floor
Toronto, ON
M5J 2S1

Attention: John R. MacLeod
Facsimile: 416.572.2201

Manufacturers and Traders Trust Company
25 South Charles Street - 18th Floor
Baltimore, MD 21201

Attention: Maryanne Gruys
Facsimile: 410-244-4960

(c)           to any Lender, at its address noted on Exhibit A attached hereto.

Any communication transmitted by prepaid private courier shall be deemed to have been validly and effectively given or delivered on the Business Day after which it is submitted for delivery. Any communication transmitted by facsimile shall be deemed to have been validly and effectively given or delivered on the day on which it is transmitted, if transmitted on a Business Day on or before 5:00 p.m. (local time of the intended recipient), and otherwise on the next following Business Day. Any party may change its address for service by notice given in the foregoing manner.

11.12	Severability

Any provision of this Agreement which is illegal, prohibited or unenforceable in any jurisdiction, in whole or in part, shall not invalidate the remaining provisions hereof; and any such illegality, prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13	Further Assurances

The Borrower shall, at its expense, promptly execute and deliver or cause to be executed and delivered to the Agent upon request, from time to time all such other and further documents, agreements, opinions, certificates and instruments in compliance with this Agreement, or if necessary or desirable to more fully record or evidence the obligations intended to be entered into herein, or to make any recording, file any notice or obtain any consent.

11.14	Time of the Essence

Time shall be of the essence of this Agreement.

11.15	Tombstone Marketing

For the purpose of "tombstone marketing", the Borrower hereby authorizes and consents to the reproduction, disclosure and use by the Lenders and the Agent of its name, identifying logo and the Facilities to enable the Agent and Lenders to publish promotional "tombstones"; provided that the amount of the Facilities shall not be disclosed.  The Borrower acknowledges and agrees: that the Agent and Lenders shall be entitled to determine, in their sole discretion, whether to use such information; that no compensation will be payable by the Lenders or the Agent in connection therewith; and that the Lenders and the Agent shall have no liability whatsoever to it or any of its employees, officers, directors, affiliates or shareholders in obtaining and using such information as contemplated herein.

11.16	Entire Agreement; Waivers and Amendments to be in Writing

(a)
This Agreement supersedes all discussion papers, term sheets and other writings issued by the Agent or the Lenders prior to the date hereof relating to the Facilities; and this Agreement and any other documents or instruments contemplated herein or therein, together with any written agreement with the Agent relating to Agent fees and any agreement with the Agent as to amendments required for syndication, shall constitute the entire agreement and understanding among the Borrower, the Lenders and the Agent relating to the subject-matter hereof.

(b)
Except in accordance with the Agreement, no provision of this Agreement, or any other document or instrument in existence among the parties may be modified, waived or terminated except by an instrument in writing executed by the party against whom such modification, waiver or termination is sought to be enforced.

11.17	Inconsistencies with Security

To the extent that there is any inconsistency between a provision of this Agreement and a provision of any document constituting part of the Security, the provision of this Agreement shall govern.

11.18	Execution by Fax, Pdf and Counterparts

This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original and which counterparts together shall constitute one and the same Agreement.  This Agreement may be executed by facsimile or pdf, and any signature contained hereon by facsimile or pdf shall be deemed to be equivalent to an original signature for all purposes.

11.19	Binding Effect

This Agreement shall be binding upon and shall enure to the benefit of the parties and their respective successors and permitted assigns; "successors" includes any corporation resulting from the amalgamation of any party with any other corporation.

11.20	Fondé de Pouvoir

For greater certainty and without limiting the power of the Agent hereunder or under any other Loan Document, the Borrower hereby acknowledges, on its own behalf and on behalf of each of its Subsidiaries, that for the purposes of holding any security granted by the Borrower or any Subsidiary of the Borrower pursuant to the laws of the Province of Quebec to secure payment of any bond or debenture issued by the Borrower or any Subsidiary of the Borrower, the Agent is hereby appointed to act as the person holding the power of attorney (fondé de pouvoir) pursuant to Article 2692 of the Civil Code of Quebec to act on behalf of each of the debentureholders or bondholders, and each of the Lenders hereby confirms and agrees to such appointment.  Each Person who is or becomes a Lender and each assignee holder of any debenture or bond issued by the Borrower or any Subsidiary of the Borrower shall be deemed to ratify the power of attorney (fondé de pouvoir) granted to the Agent hereunder, by its execution of an Assignment and Assumption.  The Agent agrees to act in such capacity. Each party hereto agrees that, notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec), the Agent, as fondé de pouvoir, shall also be entitled to act as a debentureholder or bondholder and to acquire and/or be the pledgee of any debentures, bonds or other titles of indebtedness to be issued under any deed of hypothec executed by or on behalf of the Borrower or any Subsidiary of the Borrower.  The Borrower hereby acknowledges, on its own behalf and on behalf of each of its Subsidiaries, that the said debentures or bonds constitute titles of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.

11.21	Successors and Assigns

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Company may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i)
except if an Event of Default has occurred and is continuing or in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment being assigned (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of a revolving facility, or $1,000,000, in the case of any assignment in respect of a term facility, unless each of the Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consent to a lower amount (each such consent not to be unreasonably withheld or delayed);

(ii)
each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate credits on a non-pro rata basis;

(iii)
any assignment of a Commitment relating to a credit under which Letters of Credit may be issued must be approved by any Issuing Bank (such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself already a Lender with a Commitment under that credit;

(iv)	any assignment must be approved by the Agent (such approval not to be unreasonably withheld or delayed) unless:

(x)	in the case of an assignment of a Commitment relating to a revolving credit, the proposed assignee is itself already a Lender with the same type of Commitment,

(y)	no Event of Default has occurred and is continuing, and the assignment is of a Commitment relating to a non-revolving credit that is fully advanced, or
(z)
the proposed assignee is a bank whose senior, unsecured, non-credit enhanced, long term debt is rated at least A3, A- or A low by at least two of Moody’s Investor Services Inc., Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and Dominion Bond Rating Service Limited, respectively;

(v)
any assignment must be approved by the Borrower (such approval not to be unreasonably withheld or delayed) unless the proposed assignee is itself already a Lender with the same type of Commitment or a Default has occurred and is continuing; and

(vi)
the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in an amount specified elsewhere in this Agreement and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, including any collateral security, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3 and 9, and shall continue to be liable for any breach of this Agreement by such Lender, with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.  Any payment by an assignee to an assigning Lender in connection with an assignment or transfer shall not be or be deemed to be a repayment by the Borrower or a new Loan to the Borrower.

(c)           Register.  The Agent shall maintain at one of its offices in Toronto, Ontario or Montréal, Québec a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person, a Company or any Affiliate of a Company (each, a "Participant") in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any payment by a Participant to a Lender in connection with a sale of a participation shall not be or be deemed to be a repayment by the Borrower or a new Loan to the Borrower.

Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4 as though it were a Lender, provided such Participant agrees to be subject to Section 5 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.10 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.11 as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, but no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

[Next page is the signature page]

IN WITNESS WHEREOF this Agreement has been executed, sealed and delivered by the parties hereto under the hands of their proper officers duly authorized in that behalf.

FENWICK AUTOMOTIVE PRODUCTS	INTROCAN INC.
LIMITED

By: /s/ Jack Shuster	By: /s/ Jack Shuster
Name: Jack Shuster	Name: Jack Shuster
Title: President and Chief Executive Officer	Title: President and Chief Executive Officer

MANUFACTURERS AND TRADERS	M&T BANK, as Lender
TRUST COMPANY, as Lead Arranger

By: /s/ John R. MacLeod	By: /s/ John R. MacLeod
Name: John R. MacLeod	Name: John R. MacLeod
Title: Administrative Vice President	Title: Administrative Vice President
Canadian Principal Officer

M&T BANK, as Administrative Agent

By: /s/ John R. MacLeod
Name: John R. MacLeod
Title: Administrative Vice President
Canadian Principal Officer